Exhibit 10.2

MASTER LEASE

between

NHI-REIT OF NEXT HOUSE, LLC,

a Delaware limited liability company
MYRTLE BEACH RETIREMENT RESIDENCE LLC,
an Oregon limited liability company
VOORHEES RETIREMENT RESIDENCE LLC
an Oregon limited liability company

individually and collectively as “Landlord”

and

NH MASTER TENANT LLC,

a Delaware limited liability company

“Tenant”

Table of Contents

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 LEASE OF LAND AND FACILITIES		15
2.1	Letting	15
2.2	[Intentionally omitted]	15
2.3	AS IS/WHERE IS	15
2.4	Transfer of Business Operations of the Facilities	16
2.5	Single Lease	17
ARTICLE 3 TERM OF LEASE		17
3.1	Term of Lease	17
ARTICLE 4 RENT		17
4.1	Base Rent	18
4.2	Security Deposit	18
4.3	Additional Charges/Late Payments	18
4.4	Triple Net Lease; No Set-off; Bankruptcy	19
ARTICLE 5 IMPOSITIONS		23
5.1	Payment of Impositions	23
5.2	Notice of Impositions	24
5.3	Adjustment of Impositions	24
5.4	Escrow for Property Taxes	25
5.5	Utility Charges	25
5.6	Insurance Premiums	25
ARTICLE 6 TERMINATION OR ABATEMENT OF LEASE		26
6.1	No Termination or Abatement	26

6.2	Rent Reduction	26
ARTICLE 7 FF&E AND OTHER CAPITAL IMPROVEMENTS		27
7.1	Minimum Capital Expenditures	27
7.2	Capex Shortfall Deposit	27
7.3	Return of Target Expenditure Shortfall Deposits	27
7.4	Capital Additions	28
7.5	Lender Requirements	28
7.6	Initial Improvements	29
7.7	Survival	29
ARTICLE 8 OWNERSHIP AND USE OF PROPERTY		29
8.1	Ownership of the Property	29
8.2	Use of the Facilities and Land	30
8.3	Continuous Operations	30
8.4	Hazardous Substances	30

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ARTICLE 9 LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS		32
9.1	Compliance with Legal Requirements, Insurance Requirements and Instruments	32
9.2	[Intentionally omitted]	33
9.3	Landlord’s Cooperation	33
ARTICLE 10 CONDITION OF THE PROPERTY		33
10.1	Maintenance and Repair	33
ARTICLE 11 SECURITY FOR PERFORMANCE OF OBLIGATIONS		35
11.1	Security Agreement	35
11.2	Additional Collateral Documents	35

11.3	Compliance with Financial Ratios	35
11.4	[Intentionally omitted.]	36
11.5	Subordination of Payments to Affiliates	36
ARTICLE 12 LIENS		37
12.1	No Liens on Property	37
12.2	No Liens on Landlord’s Interest	37
ARTICLE 13 CONTESTS		38
ARTICLE 14 INSURANCE		38
14.1	General Insurance Requirements	38
14.2	Replacement Cost	40
14.3	Additional Insurance	40
14.4	Waiver of Subrogation	40
14.5	Policy Requirements	40
14.6	Blanket Policy	41
14.7	Changed circumstances	41
ARTICLE 15 INSURANCE PROCEEDS		42
15.1	Handling of Insurance Proceeds	42
15.2	Reconstruction in the Event of Damage or Destruction Covered by Insurance.	42
15.3	Reconstruction in the Event of Damage or Destruction Not Covered by Insurance	43
15.4	Restoration of Capital Additions Paid by Tenant	44
15.5	Facility Mortgagee Requirements	44
15.6	Waiver	44

ARTICLE 16 CONDEMNATION		44
16.1	Definitions	44
16.2	Parties’ Rights and Obligations	44
16.3	Total Taking	45
16.4	Allocation of Award	45
16.5	Partial Taking	45

16.6	Temporary Taking	45
16.7	Facility Mortgagee Requirements	46
ARTICLE 17 DEFAULTS AND REMEDIES		46
17.1	Events of Default	46
17.2	Damages	48
17.3	Application of Funds	49
17.4	Landlord’s Right to Cure Tenant’s Default	50
17.5	Waiver	50
ARTICLE 18 CURE BY TENANT OF LANDLORD DEFAULTS		50

18.1	Landlord Default	50
18.2	Mortgagee Cure	51
ARTICLE 19 HOLDING OVER		51
ARTICLE 20 LIABILITY OF PARTIES		51
20.1	Indemnification by Tenant	51
20.2	Indemnification by Landlord	52
20.3	Continuing Liability	53
ARTICLE 21 ASSIGNMENT AND SUBLETTING; MANAGEMENT		53
21.1	Subtenant	53
21.2	Assignment	53
21.3	Change of Control.	53
21.4	Subletting	54
21.5	Attornment	54
21.6	Management	54
21.7	Permitted Transfers	55

ARTICLE 22 INFORMATION FROM TENANT		55
22.1	Estoppel Certificates	55
22.2	Financial Information	56
22.3	Confidentiality of Protected Health Information	57
ARTICLE 23 FACILITY MORTGAGES		58
ARTICLE 24 LIMITATION OF LIABILITY		59
24.1	Landlord’s Liability	59
24.2	Tenant’s Liability	59
ARTICLE 25 MISCELLANEOUS.		59
25.1	Landlord’s Right to Inspect	59
25.2	No Waiver	60
25.3	Remedies Cumulative	60
25.4	Acceptance of Surrender	60
25.5	No Merger of Title	60
25.6	Conveyance by Landlord	60

25.7	Quiet Enjoyment	60
25.8	Notices	60
25.9	Survival of Terms; Applicable Law	61
25.1	Exculpation of Officers and Agents	62

25.11	Licenses Following Termination; Tenant’s Cooperation	62
25.12	Memorandum of Lease	63
25.13	Entire Agreement; Modifications	63
25.14	Attorneys’ Fees	63
25.15	Time is of the Essence	63
25.16	Submission to Jurisdiction	64
25.17	Waiver of Jury Trial	64
25.18	Use of Counterparts	64
25.19	Calculation of Time Periods	65
25.2	General REIT Provisions	65
25.21	Lease Consolidation	65

25.22	Designated Parties	65
25.23	State-Specific Provisions.	66
25.24	Compliance with SPE Requirements	66
ARTICLE 26 NON COMPETITION PROVISIONS.		66

ARTICLE 27		67
CONFIDENTIALITY		67
27.1	Obligation of Confidence	67
27.2	Permitted Disclosures	67
27.3	Confidential Information Defined	68
27.4	Injunctive Relief	68
27.5	Suspension Period	68
ARTICLE 28		69
SEVERED Lease		69
28.1	Severed Lease	69
28.2	Amendments to this Lease	70

28.3	Effective Date	70
28.4	Other Undertakings	70
28.5	Miscellaneous	70

MASTER LEASE
THIS MASTER LEASE is executed this 23rd day of December, 2013 to become effective as of the Commencement Date (as hereinafter defined), by and between NH MASTER TENANT, LLC, a Delaware limited liability company, having its principal office at c/o Holiday Retirement, 5885 Meadows Rd., Suite 500, Lake Oswego, OR 97035, as Tenant (“Tenant”), and NHI-REIT OF NEXT HOUSE, LLC, a Delaware limited liability company, and MYRTLE BEACH RETIREMENT RESIDENCE LLC, an Oregon limited liability company, each having its principal office at 222 Robert Rose Drive, Murfreesboro, Tennessee 37129, as Landlord (individually and collectively, “Landlord”).
R E C I T A L S
A.    Landlord is (i) the owner of those facilities listed on Exhibit N.
B.    Landlord and Tenant have reached agreement upon the terms of a lease under which Tenant will lease or sublease, as applicable, the Facilities from Landlord.
NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

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ARTICLE 1

DEFINITIONS
For all purposes of this Lease, unless otherwise expressly provided in this Lease or unless the context in which such term is used indicates a contrary intent, (a) the terms defined in this Article shall have the meanings ascribed to them in this Article, and the terms defined elsewhere in this Lease shall have the meanings ascribed to them herein, (b) all accounting terms not otherwise defined in this Article shall have the meanings ascribed to them in accordance with generally accepted accounting principles at the time applicable to the accrual method of accounting, applied on a consistent basis, (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, and (d) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision:
“Accounts” means Tenant’s accounts receivable (including healthcare insurance receivables or other governmental healthcare payments, if applicable) and other rights to payment arising from the Facilities now existing or hereafter arising and whether for the sale or provision of goods or services to residents, including, but not limited to occupancy charges of all kinds.
“Additional Charges” shall have the meaning ascribed to such term in Section 4.3.
“Adjusted Net Worth” means, with respect to a Person, on any date of determination, for such Person and, if applicable, its Consolidated Subsidiaries determined on a consolidated basis, an amount equal to the book value of such Person’s assets as of such date, plus (a) (i) accumulated depreciation and (ii) the Cumulative Straight-line Rent (to the extent reflected as a liability on the balance sheet of such Person as of the applicable date of calculation), minus (b) (i) the liabilities of such Person as of such date, (ii) the book value of the total intangible assets (excluding resident lease intangibles) of such Person as of such date, and (iii) the Cumulative Straight-line Rent (to the extent reflected as an asset on the balance sheet of such Person as of the applicable date of calculation), each as determined in accordance with GAAP.
“Affiliate” shall mean (a) with respect to Tenant or Subtenant, any individual, corporation, trust, business trust, association, limited liability company, partnership, joint venture, or other entity which, directly or indirectly, controls, or is controlled by, or is under common control with, Tenant or Subtenant, respectively, and (b) with respect to Landlord, any corporation, business trust, association, company, partnership, joint venture, or other entity which, directly or indirectly, controls, or is controlled by, or is under common control with, Landlord.
“Agent” shall have the meaning given to such term in Section 8.4(a).

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“Allocated Facility Rent” means the Base Rent attributable to each Facility in the amount specified in Schedule 1.1 (each such amount as increased in accordance with the terms hereof).
“Alteration” means any alteration or modification to a Facility.
“Applicable Transfer Conditions” mean the following conditions:
(a)    neither the Proposed Transferee nor any Affiliate of the Proposed Transferee is a Prohibited Person;
(b)    Tenant has provided Landlord with not less than forty-five (45) days’ prior written notice of such proposed transaction;
(c)    Tenant delivers to Landlord copies of all documentation related to such proposed transaction; provided, however, that to the extent the Transfer includes assets or interests in entities other than the Tenant and the Facilities, Tenant shall be permitted to omit from the delivered documents all documents or provisions which do not relate to the Tenant and the Facilities;
(d)    Tenant shall have delivered to Landlord a certification from an officer of Tenant confirming that to Tenant’s knowledge, Tenant and any Proposed Transferee, or its Affiliates, are not the subject of any investigation, proceeding, audit, inquiry, or examination by any governmental authority, concerning any actual or alleged violation of any Legal Requirements that could result in a material adverse effect on the surviving tenant under this Lease or on the Facilities taken as a whole;
(e)    After giving effect to the proposed transaction, no material action would need to be taken by Tenant or Landlord pursuant to Section 25.20, provided that, if Landlord reasonably determines that any such material action would need to be taken, Landlord shall provide reasonably acceptable evidence to support its determination to Tenant within the forty-five (45) day period described in subsection (b) above;
(f)    Tenant or Proposed Transferee pays all actual and reasonable out of pocket reasonable fees, costs, and expenses incurred by Landlord in connection with the proposed transaction, including, without limitation, all reasonable legal (for outside counsel) and accounting fees whether or not the transaction is actually consummated;
(g)    Tenant, Guarantor and any Proposed Transferee, as applicable, shall take such actions and execute and deliver such documents to Landlord, including without limitation amendments to the Collateral Documents and/or replacement Collateral Documents, as are reasonably necessary and appropriate for Landlord to maintain equivalent security interests in Tenant, the Subtenants and

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the Facilities, as are provided in favor of Landlord immediately prior to the proposed transaction; and
(h)    either:
(i)    after giving effect to the proposed transaction, (A) Tenant or Proposed Transferee, as applicable, shall remain, directly or indirectly, controlled by Guarantor, (B) on a pro forma basis Guarantor shall satisfy, at a minimum, the financial covenants as set forth on Schedule 1 of the Guaranty, as evidenced by (I) documentation reasonably acceptable to Landlord or (II) a certificate provided by an independent accounting firm and (C) all other representations, warranties and covenants contained in the Guaranty (other than the representation and warranty contained in the last sentence of Section 10(a) thereof to the extent, as of the date of the Transfer, Guarantor meets the requirements of Section 10(b) of the Guaranty) shall remain true and correct on and as of the effectiveness of any such proposed transaction with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted thereunder; or
(ii)    Tenant, Guarantor or any Proposed Transferee shall have delivered or caused to be delivered a new guaranty to Landlord, in the form of the Guaranty and from an entity which is an Affiliate of the Tenant (after giving effect to the Transfer) and, after giving effect to the proposed Transfer, satisfies the terms and conditions of clause (i) of this Paragraph (h).
“Approvals” shall have the meaning given to such term in Section 25.11(b).
“Approved Landlord” shall mean (a) “Landlord” as of the date hereof and (b) each successor or assignee landlord provided any such Person, together with all Affiliates of such Person, have NTA Net Worth, in the aggregate, of not less than $200,000,000.
“Assignment of Contracts and Operating Leases” means the Assignment and Assumption of Contracts and Operating Leases in the form of Exhibit A attached hereto and incorporated herein by this reference pursuant to which Tenant shall assign all of its right, title and interest in the Contracts and Operating Leases to Landlord (or to Landlord’s successor in title to the Facilities) effective upon the termination of this Lease.
“Assignment of Resident Agreements” means the Assignment and Assumption of Resident Agreements in the form of Exhibit B attached hereto and incorporated herein by this reference pursuant to which Tenant shall assign all of its right, title and interest in the Resident Agreements

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to Landlord (or to Landlord’s successor in title to the Facilities) effective upon the termination of this Lease.
“Authority” shall mean the United States, the State, the county, the city or any other political subdivision in which any portion of the Property is located, and any other political subdivision, agency, instrumentality, department, commission, board, court, authority, official, officer, accreditation authority or any other Person, domestic or foreign, exercising jurisdiction or control over Landlord, Tenant and/or any portion of the Property.
“Award” shall have the meaning ascribed to such term in Section 16.1(c).
“Bankruptcy Code” shall have the meaning given to such term in Section 4.4(b)(1).
“Base Rent” shall mean the monthly installments of Base Rent payable under this Lease in the amounts set forth in Section 4.1.
“Bill of Sale” means the instrument in the form of Exhibit C attached hereto and incorporated herein by this reference, pursuant to which Tenant will convey to Landlord, (or to Landlord’s successor in title to the Facilities), effective upon the termination of this Lease, all of Tenant’s right, title and interest in the Transferred Tenant’s Personal Property, Inventory and Records.
“Cap Ex Account” shall mean an account established by Landlord into which any required deposits pursuant to Section 7.2 shall be deposited by Tenant.
“Capital Additions” shall mean (a) a material expansion of any Facility, (b) the renovation of the structural elements of any portion of a Facility, (c) the construction of an addition to or new wing on, or conversion of, any Facility, in each case, in order to (i) materially increase the unit, or service capacity, (ii) improve, add or change any material services, both medical and non-medical, so as to include services not previously offered at the respective Facility, or (iii) subject to the provisions of Section 8.2(b), change the purpose for which any Facility is utilized or (d) any alteration or modification that increases the size of the footprint of the building and improvements of such Facility.
“Capital Expenditures” shall mean expenditures which are accounted for as capitalized expenditures under GAAP and which are for the maintenance, improvement or preservation of the physical condition of a Facility.
“Capital Stock” shall mean, with respect to any Person, any capital stock (including preferred stock), shares, interests, participation or other ownership interests (however designated) of such entity and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options to purchase any thereof; provided, however, that leases of real property that

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provide for contingent rent based on the financial performance of the tenant shall not be deemed to be Capital Stock.
“Collateral Documents” shall have the meaning given to such term in Section 11.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Combined Lease Right” shall have the meaning given to such term in Section 25.21.
“Commencement Date” shall mean the date Landlord acquires record title to all of the Facilities.
“Company” shall have the meaning given to such term on the Signature Page.
“Condemnation” shall have the meaning ascribed to such term in Section 16.1(a).
“Condemnor” shall have the meaning ascribed to such term in Section 16.1(d).
“Consolidated Subsidiaries” shall mean, with respect to a Person, any subsidiaries or other entities the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.
“Contracts” means collectively those agreements (other than the Operating Leases and Licenses) to which Tenant or Subtenant is a party and under which Tenant conducts the business of the Facilities.
“Control”, including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, through the ownership of voting securities, partnership interests or other equity interests, or through any other means, including the right to act as managing member. For the purpose of this Lease, the transfer or assignment of (a) 51% or more of the ownership interests in any Person shall constitute a change in Control and (b) less than 51% of the ownership interests in any Person shall not constitute a change in Control.
“CPI” shall mean the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Consumers, United States City Average (1982 – 1984 = 100). If the foregoing index is discontinued or revised during the Term, the governmental index or computation with which it is replaced shall be used to obtain substantially the same result.
“CPI Increase” shall mean, for a particular calculation period, the percentage increase (rounded to two decimal places), if any, in (a) the average CPI published for each of the trailing 6

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months ending on the applicable calculation date over (b) the average CPI published for each of the trailing 6 months ending on January 1, 2018.
“Cumulative Minimum Portfolio Capex Shortfall” shall mean for each Cumulative Period, the amount, if any, by which the Cumulative Minimum Portfolio Capex Target Amount exceeds the sum of (a) the aggregate actual Capital Expenditures for all Facilities for such period and (b) any amounts held by Landlord or a Facility Mortgagee pursuant to Section 7.5.
“Cumulative Minimum Portfolio Capex Target Amount” shall mean, as of each December 31st occurring during the Term (or such other date of termination or expiration of this Lease if not on December 31), an amount equal to the aggregate number of units at the Facilities multiplied by the amount reflected for the corresponding December 31st as set forth in Schedule 7.1(a).
“Cumulative Period” shall mean the period commencing on the date hereof and ending on the December 31st that most recently preceded the date of calculation of the applicable Cumulative Minimum Portfolio Capex Shortfall.
“Cumulative Straight-line Rent” shall mean the sum of all non-cash straight-line rent adjustments made by a given Person or its Consolidated Subsidiaries whether made before or after the date hereof, but only to the extent such adjustments remain directly reflected as an asset or as a liability on the balance sheet of such Person as of the applicable date of calculation.
“Date of Taking” shall have the meaning ascribed to such term in Section 16.1(b).
“Designated Representative” shall have the meaning given to such term in Section 25.1.
“Disclosing Party” shall have the meaning given to such term in Section 27.2(a).
“Elapsed Period” shall have the meaning given to such term in Section 7.1(a).
“Encumbrance” shall have the meaning ascribed to such term in Article 23.
“Event of Default” shall have the meaning ascribed to such term in Section 17.1 and elsewhere throughout this Lease.
“Excess Capex Amount” shall have the meaning given to such term in Section 7.5(b).
“Excess Capex Deposit” shall mean the amount by which the funds held in the Cap Ex Account exceed the amounts required to be held in such account pursuant to Section 7.2.
“Facility or Facilities” shall mean any one or more of the twenty-five (25) independent living facilities described in the Purchase Agreeement and shall include all land, improvements (whether

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now existing or made during the term of the Lease), FF&E and other personal property located at and used in the operation of the Facilities.
“Facility Mortgage” shall have the meaning ascribed to such term in Section 14.1.
“Facility Mortgagee” shall have the meaning given to such term in Section 14.1.
“Facility Sublease” shall mean each Sublease dated as of the date hereof between Tenant and each Subtenant, as the same may be amended or restated from time to time subject to the terms of this Lease.
“Fair Market Value” shall mean the fair market value of the Facilities as determined in the manner set forth in Exhibit L.
“FF&E” shall mean all furniture, furnishings, fixtures, vehicles, equipment (including non-movable medical equipment), machinery and other items of property, including all components thereof, now and hereafter located in, on or used or incorporated into the Facilities, including, without limitation, any and all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems, equipment and apparatus, sprinkler systems and fire and theft protection equipment, built-in oxygen and vacuum systems, wiring, tubing, central clock systems, elevators, dumb waiters, intercom systems, nurse call systems, affixed cabinetry and counters, pneumatic tube systems, vacuum cleaning systems, conveyor systems, paging systems, mill work, x-ray protection, pass-through boxes, exhaust systems, laboratory plumbing and piping, medical gas systems, nurse station counters, emergency generators and similar items incorporated into and made a part of the Facilities, together with all replacements, modifications, alterations and additions thereto. FF&E shall not be deemed to include Tenant’s Excluded Property.
“Fiscal Year” shall mean Tenant’s Fiscal Year, which now ends December 31 in each calendar year, with the new Fiscal Year beginning on the following January 1. For purposes of this Lease, the partial Fiscal Year between the Commencement Date and January 1 of the next Fiscal Year shall constitute a separate Fiscal Year. If Tenant changes its Fiscal Year at any time during the Term, Tenant shall promptly give Landlord Notice specifying such change. If any such change is made, all reporting and accounting procedures set forth in this Lease shall continue to be made in accordance with generally accepted accounting principles, consistently applied. Any appropriate adjustments to such procedures as a result of such change shall be made upon the reasonable mutual consent of Landlord and Tenant. No such change or adjustment shall alter the Term, and Tenant shall bear any accounting costs reasonably incurred by Landlord as a result of any such change or adjustment.
“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public

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Accountants and directives of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).
“Guarantor” shall mean Holiday AL Holdings, LP or any successor, assign or replacement as permitted under this Lease.
“Guaranty” shall mean that certain lease guaranty executed by Guarantor in favor Landlord on the Commencement Date (as amended from time to time), or any replacement thereof, as applicable, the form of which is attached as Exhibit G. Upon the execution of a Severed Lease, the term “Guaranty” as used in this Lease shall refer to the replacement guaranty entered into by Guarantor solely with respect to this Lease (as amended).
“Hazardous Substances” shall mean any hazardous or toxic substances, materials or wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or become regulated under any applicable Legal Requirement relating to the protection of health or the environment, including any materials, wastes or substances which are (a) hydrocarbons, petroleum and petroleum products, (b) asbestos, (c) polychlorinated biphenyls, (d) formaldehyde, (e) radioactive substances, (f) flammables and explosives, (g) described as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., 33 U.S.C. Section 1321 or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section 1317), (h) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (i) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), as the same may be amended from time to time or (j) toxic mold, fungi, bacteria or other microorganism or any related etiologic agents or materials (living or nonliving) which is regulated under State or federal law as a hazardous material, substance or waste.
“HHS” shall have the meaning given to such term in Section 22.3.
“HIPAA” shall have the meaning given to such term in Section 22.3.
“Impositions” shall mean all taxes (including, without limitation, (a) all real property taxes imposed upon the Land, the Facilities or any of the FF&E, (b) all other real property taxes and personal property taxes imposed upon the Property, and (c) all ad valorem, sales, use, single business, gross receipts, transaction privilege, rent or similar taxes relating to rent that are imposed upon Tenant or Landlord (excluding income taxes of Landlord), Tenant’s Personal Property or its business conducted upon any portion of the Land (or the Property or from within the Facilities), assessments (including, without limitation, all supplemental real property tax assessments or assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof

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and whether or not to be completed within the Term), any other covenants, conditions or restrictions of record with respect to the Property, water, sewer or other rents and charges, excises, tax levies, fees (including, without limitation, license, permit, franchise, inspection, authorization and similar fees and any and all connection charges, guaranteed revenues, contributions-in-aid of construction or other charges under any developer agreement or other agreement of record) and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, of every character or nature whatsoever imposed with respect to or connected with the Property or the business thereon or therein by Tenant (including all interest and penalties thereon due to any failure or delay by Tenant in payment thereof) which at any time prior to, during or with respect to the Term hereof may be assessed or imposed, and which become due and payable, on or with respect to, or to the extent unpaid may be a lien upon (i) Landlord’s interest in the Property, (ii) the Property or any part thereof or any Rent therefrom or any estate, right, title or interest therein or (iii) any occupancy, operation, use or possession of, or sales from, or activity conducted on or in connection with the Property or the leasing or use of the Property or any part thereof by Tenant. For the purposes of this definition, the term “real property tax” shall mean for the Facilities all taxes which are imposed, levied or assessed upon or with respect to the Property, the Facilities, the Land, or any portion thereof (including increases in real property taxes which are caused by reason of any new construction in or to the Property). Notwithstanding the foregoing, Impositions shall not include (1) any tax based on net income (whether denominated as a franchise, capital stock or other tax) imposed upon Landlord or any other person, (2) any transfer or net revenue tax imposed upon Landlord or any other person (including any tax imposed as a result of a transfer, either partial or total, of Landlord’s interest in the Property or which are added to a tax or charge hereinbefore included within the definition of real property tax by reason of such transfer or which are imposed by reason of this transaction, any modifications hereto, or any transfers hereof) or (3) any tax imposed with respect to the sale, exchange, mortgage or other disposition by Landlord of any property (including the Property) or the proceeds thereof, nor any tax, assessment, tax levy or charge described in the first sentence of this paragraph which is in effect at any time during the Term hereof to the extent (and for the period of time) such tax, assessment, tax levy or charge is totally or partially repealed, unless a tax, assessment, tax levy or charge set forth in clause (1) or (2) is levied, assessed or imposed expressly in lieu thereof, in which case the substitute tax, assessment, tax levy or charge shall be deemed to be an Imposition.
“Initial Improvements Account” shall mean an account established by Landlord into which the required deposits pursuant to Section 7.6 shall have been deposited by Tenant.
“Insurance Requirements” shall mean all terms and conditions of any insurance policy required by this Lease.
“Inventory” means the operating supply of consumable supplies, including food, drugs, medicines, materials and other supplies used in connection with the operation of the Facilities.

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“Land” shall mean the parcels of real property described on the attached Exhibit D, and any other land acquired and made subject to this Lease in connection with the Facilities, and including all appurtenant rights relating to any such parcel.
“Lease” shall mean this document, as the same may be amended from time to time in accordance herewith.
“Lease Coverage Ratio” means the ratio of Net Operating Income for the applicable trailing twelve (12) month period for the Facilities in the aggregate, to the Base Rent for such trailing twelve (12) month period.
“Lease Coverage Multiple” means, for any given period, the minimum required Lease Coverage Ratio specified in Section 11.3.
“Lease Term” or “Term” shall have the meaning ascribed to such term in Article 3.
“Lease Year” shall mean each twelve (12) consecutive month period throughout the Term beginning on the Commencement Date and on each anniversary thereof.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, common law, decrees and injunctions affecting the Property or the maintenance, construction, use, alteration, occupancy or operation thereof (including but not limited to the Permitted Use), whether now or hereafter enacted and in force (including any of the foregoing which may require repairs, modifications or alterations in or to the Property), all Licenses, land use entitlements, zoning and regulations relating thereto, and all covenants, conditions, agreements, restrictions, obligations and encumbrances contained in any instruments, either of record or known to Tenant.
“Licenses” shall mean all licenses and permits for the Facilities to operate as an independent living facility issued by the local, state or federal agencies having jurisdiction over such Facilities and all other permits (including building permits), licenses, franchises, certificates (including certificates of occupancy), certificates of need, letters of non-reviewability, provider agreements or other governmental approvals and similar authorizations and entitlements as may be applicable to any Facility or otherwise required under any and all Legal Requirements to perform any and all of Tenant’s obligations under this Lease, and to operate the Facilities for the Permitted Use(s).
“Manager” means Holiday AL Management Sub LLC, a Delaware limited liability company, or any successor manager permitted by the terms of this Lease.
“Market Capitalization” means, with respect to a Person, the Market Price of such Person’s Publicly Traded Capital Stock currently outstanding multiplied by the number of such shares. For

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purposes of this definition, the number of shares of a Person’s Publicly Traded Capital Stock currently outstanding shall not include any shares held (a) by any subsidiary of such Person; or (b) by such Person as treasury stock or otherwise.
“Market Price” means, on any date, the closing sale price per share of a Person’s Publicly Traded Capital Stock on such date on the New York Stock Exchange or another registered national stock exchange on which such Person’s Publicly Traded Capital Stock is then listed, or if there is no such price on such date, then the closing sale price on such exchange or quotation system on the date nearest preceding such date.
“Minimum Facility Capex Amount” shall have the meaning given to such term in Section 7.1(b).
“Minimum Facility Capex Shortfall” shall mean for any rolling two (2) year period, the amount, if any, by which the Minimum Facility Capex Amount for a given Facility exceeds the sum of (a) the actual Capital Expenditures for such Facility for such period and (b) any amounts held by Landlord or a Facility Mortgagee pursuant to Section 7.5 with respect to such Facility.
“Net Operating Income” means, for the applicable measuring period, the sum of Tenant and Subtenants’ revenues and income from the operation of the Facilities, less Tenant’s operating expenses for the Facilities, which shall include, without limitation or duplication, an assumed management fee equal to 5% of revenues and income, property taxes, insurance and a capital expenditure reserve equal to $500 per unit per Facility per year, but excluding, Tenant’s Base Rent liability to Landlord under this Lease and all actual Capital Expenditures and depreciation and amortization and other non-cash charges.
“NHI” means National Health Investors, Inc., a Maryland corporation.
“Notice” or “Notices” shall mean any notice required under this Lease, all of which shall be given pursuant to Section 25.8.
“Non-Disclosing Party” shall have the meaning given to such term in Section 27.2(e).
“NTA Net Worth” means, with respect to a Person, an amount equal to total consolidated fair market value of tangible assets of such Person (including real property and financial assets but excluding good will or other intangible assets) minus total consolidated liabilities as determined in accordance with GAAP.
“Officer’s Certificate” shall mean a certificate of Tenant or Landlord, as applicable, signed by the chief executive officer, chief financial officer, chief accounting officer or other duly authorized officer of Tenant or Landlord, as applicable.

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“Operating Leases” means collectively those leases of any Personal Property used by Tenant in connection with the operation of the Facilities.
“Other Lease” shall have the meaning given to such term in Section 25.21.
“Overdue Rate” shall mean 5.5% above the lease rate (which lease rate shall be determined from time to time by dividing the then current annual Base Rent by $491,000,000).
“Permitted Encumbrances” shall mean the matters, if any, for each respective parcel of Land set forth in Exhibit E, attached hereto and incorporated herein by this reference.
“Permitted Transfer” shall have the meaning given to such term in Section 21.7.
“Permitted Use” shall mean the use and operation of the Facilities and all parts thereof as independent living facilities providing senior residential accommodations (specifically excluding any use as a condominium, cooperative or similar arrangement or regime), and, in connection therewith, the provision of food services, recreational services, rehabilitative and/or health care and other ancillary services, all in material compliance with all applicable Legal Requirements.
“Person” means any individual, partnership, association, corporation, limited liability company, business trust, trust, or other entity.
“Personal Property” means all linens, parts, Inventory and other items of tangible personal property that are owned by Landlord and used for the operation and/or maintenance of the Facilities. Tenant’s Excluded Property shall be excluded from the definition of “Personal Property.”
“Privacy Standards” shall have the meaning given to such term in Section 22.3.
“Prohibited Person” shall mean any Person that is (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, or any Executive Order of the President issued pursuant to such statutes, or (c) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons”.
“Property” shall have the meaning ascribed to such term in Section 2.1.
“Property Transfer Date” shall have the meaning given to such term in Section 28.1(a).
“Proposed Transferee” means the proposed assignee, sublessee or transferee of any direct or indirect interest in this Lease, Tenant, Subtenant or Guarantor pursuant to Article 21.

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“Publicly Traded Capital Stock” means Capital Stock which is (i) registered under the Securities Exchange Act of 1934, as amended, and (ii) listed or traded, as the case may be, on the New York Stock Exchange, the NASDAQ Stock Market or any other nationally recognized stock exchange.
“Publicly Traded Company” means a company with Publicly Traded Capital Stock.
“Purchase Agreement” shall mean that Asset Purchase Agreement dated November 18, 2013 between Seller and Landlord, as Purchaser.
“Qualified Fund” means any one or more bona-fide private equity real estate fund(s) or sub-funds which is/are (i) sponsored by a Person (collectively, if there are multiple sub-funds) who is recognized in the real estate industry as an experienced operator or owner of commercial properties, and (ii) has or have, in the aggregate in the case of funds or sub-funds with the same or related sponsors that directly or indirectly own an interest in Tenant, total assets or committed, discretionary capital in excess of $150,000,000.
“Qualified Fund LP” means (a) any limited partner of a Qualified Fund and (b) Retained Interest LLC, a Washington limited liability company.
“Quarterly Compliance Certificate” shall have the meaning ascribed to such term in Section 22.2(b).
“Records” means files and records, including correspondence with residents and suppliers, books of account, employment records, resident files, records pertaining to supplies, advertising records, files and literature and other written materials of Tenant and/or Subtenant relating exclusively to the Facilities but specifically excluding any written materials included in Tenant’s Excluded Property.
“REIT Affiliate” shall have the meaning given to such term in Section 25.20.
“REIT Requirements” shall have the meaning given to such term in Section 25.20.
“Remedial Work” shall have the meaning given to such term in Section 8.4(c).
“Rent” shall mean the Base Rent and Additional Charges.
“Requested Capex Deposit Amount” shall have the meaning given to such term in Section 7.5(a).

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“Resident Agreements” means collectively all written and oral leases, occupancy agreements and other agreements granting any resident of the Facilities the right to occupy certain portions of such Facilities.
“Restricted Landlord” shall mean (a) any Person that is a healthcare real estate investment trust that, together with its Affiliates, as of the Commencement Date has a total Market Capitalization in excess of $3,000,000,000, (b) any Affiliate of a Person described in clause (a) above and (c) any successor or assign of any Person described in clause (a) or (b) above.
“Restricted Period” shall have the meaning given to such term in Section 26.
“Restricted Period Effective Date” shall have the meaning given to such term in Section 26.
“Restricted Period Termination Date” shall have the meaning given to such term in Section 26.
“Rolling Two Year Period” shall have the meaning given to such term in Section 7.1(b).
“Security Agreement” shall have the meaning given to such term in Section 11.1.
“Security Deposit” shall have the meaning given to such term in Section 4.2.
“Seller” shall mean those Persons that own fee title to the Facilities immediately prior to the Commencement Date.
“Severed Lease” shall have the meaning given to such term in Section 28.1(a).
“Shortfall Deposit” shall mean, as of the date of calculation, an amount, if positive, equal to (a) the product of (i) the Base Rent for the trailing twelve (12) month period and (ii) the applicable Lease Coverage Multiple for such period, minus (b) the sum of (i) Net Operating Income for such trailing twelve (12) month period and (ii) any amounts previously funded as the Shortfall Deposit and still held by or on behalf of Landlord.
“State” shall mean the state in which any one of the Facilities are located.
“Subordination Non-Disturbance and Attornment Agreement” shall mean, with respect to each Subtenant and Manager, a Subordination Non-Disturbance and Attornment Agreement in substantially the form attached hereto as Exhibit N or, if requested by a Facility Mortgagee, such other form as is reasonable and customary.
“Subtenant” shall mean, individually or collectively as the context may require, those Persons listed on Schedule 1.1(S), as the subtenants of the Facilities (together with each successor or assign permitted pursuant to this Lease).

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“Successor Entity” shall have the meaning given to such term in Section 26.
“Suspension Period” shall have the meaning given to such term in Section 27.5.
“Taking” shall mean a taking or voluntary conveyance during the Term hereof of all or any part of the Property, or any interest therein, right with respect thereto or use thereof, as a result of, incidental to, or in settlement of any Condemnation or other eminent domain proceedings affecting such Property, regardless of whether such proceedings shall have actually been commenced.
“Targeted Expenditure Shortfall Deposit” shall mean, as of any calculation date, the positive difference, if any, between:
(a)    the greater of (i) the Cumulative Minimum Portfolio Capex Shortfall and (ii) the sum of the each Minimum Facility Capex Shortfall, if any, for all Facilities; and
(b)    the amount then on deposit in the Cap Ex Account.
“Tenant Capex Threshold” shall have the meaning given to such term in Section 7.5(a).
“Tenant Control Party” shall mean:
(a)    (i) Guarantor, (ii) any direct or indirect subsidiary of Guarantor that Controls Tenant or a Subtenant, (iii) Tenant and (iv) each Subtenant; or
(b)    at such time that Tenant is no longer a direct or indirect subsidiary of Guarantor, (i) any Person or group of Persons Controlling Tenant (excluding (x) any Qualified Fund LP, and (y) the general partner of any Qualified Fund) and (ii) Tenant.
“Tenant Pledge Agreement” shall have the meaning given to such term in Section 11.2.
“Tenant’s Excluded Property” shall mean (i) Tenant’s Personal Property, (ii) Tenant’s proprietary property, including, but not limited to, printed materials (such as operating manuals, policies, procedures and training manuals), computer software developed by or for the use of Tenant and/or its Affiliates, and trade names, logos, trademarks and service marks of Tenant and/or its Affiliates including, but not limited to, to the name “Holiday” and any related trademarks, logos and service marks, (iii) Tenant’s Accounts and (iv) the books and records of Manager and Tenant’s direct or indirect parent entities.
“Tenant’s Personal Property” shall mean any items of tangible personal property (including motor vehicles, if any) which are owned or leased by Tenant and used exclusively in connection with the operation of the Facilities.

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“Term” shall mean the period commencing on the Commencement Date and, unless terminated earlier in accordance with the provisions of this Lease, expiring on the last day of the next full calendar month following the seventeenth (17th) anniversary of the Commencement Date.
“Terminable Facilities” shall have the meaning given to such term in Section 17.2(a).
“Transfer” shall mean a sale, exchange, assignment, sublease, mortgage, hypothecation, attachment, pledge, levy, seizure, transfer, including a merger, consolidation, or share exchange, and/or all other kinds of conveyances, dispositions, or alienations, whether direct or indirect.
“Transferred Facility” or “Transferred Facilities” shall have the meaning given to such term in Section 28.1.
“Transferred Tenant’s Personal Property” shall have the meaning set forth in Section 8.1(b).
“Unavoidable Delays” shall mean delays due to strikes, lockouts, inability to procure materials, power failures, acts of God, governmental restrictions, enemy action, civil commotion, unavoidable casualty and other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the reasonable control of either party hereto.
“Warranties” shall have the meaning given to such term in Section 2.1(b).
ARTICLE 2

LEASE OF LAND AND FACILITIES
2.1    Letting.
(a)    Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, subject to the terms, covenants, conditions and provisions hereinafter set forth, all of Landlord’s right, title and interest in and to all the Land, the Facilities, all rights related to the use and operation of the Facilities sold to Landlord, or any Affiliate thereof, pursuant to the Purchase Agreement (collectively, the “Property”).
(b)    Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, “Warranties”) which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Facilities. Such assignment shall remain in effect until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall

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also retain the right to enforce any Warranties during the continuance of an Event of Default. Tenant shall enforce the Warranties in accordance with their respective terms.
2.2    [Intentionally omitted].
2.3    AS IS/WHERE IS. Tenant is familiar with each and every aspect of the Facilities, including the condition of the Land and all improvements thereon, and hereby accepts same on an AS IS/WHERE IS BASIS WITH ALL FAULTS and without reliance upon any representations or warranties of Landlord of any kind or nature whatsoever except as set out in Section 2.2 above, whether express or implied, and subject to all matters of every kind and description including, without limitation, (a) the existing state of title, including all covenants, conditions, restrictions, ground leases, easements, Legal Requirements, mortgages, fixture filings, security agreements, financing statements and other financing instruments and any and all other matters, including matters known to Tenant, all matters of record and other matters, (b) matters which would be disclosed by an inspection of the Property or by an accurate survey of each parcel of the Land and (c) all other matters which should reasonably have been known to Tenant (but excluding any matters created or caused by any acts of Landlord). Except for matters arising by, through or under Landlord, Tenant waives any and all claims, demands and cause or causes of action heretofore or hereafter arising against Landlord with respect to the condition of the Property or the ability of Tenant to conduct any business from the Facilities. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY AT THE FACILITIES OR ANY PART THEREOF, EITHER AS TO ITS DESIGN, CONDITION, HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE (INCLUDING, WITHOUT LIMITATION, THE PERMITTED USES) OR AS TO THE QUALITY THEREOF OR THE PRESENCE OR ABSENCE OF DEFECTS IN THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT. TENANT ACKNOWLEDGES AND AGREES THAT, AS OF THE COMMENCEMENT DATE, THE PROPERTY AT THE FACILITIES SHALL BE CONCLUSIVELY DEEMED TO HAVE BEEN INSPECTED BY TENANT AND SHALL BE CONCLUSIVELY DEEMED TO BE SATISFACTORY TO IT IN ALL RESPECTS, AND TENANT SPECIFICALLY ACKNOWLEDGES ANY ISSUES WITH RESPECT TO THE PROPERTY THAT ARE SET FORTH IN THE DISCLOSURE SCHEDULES ATTACHED TO THE PURCHASE AGREEMENT.
2.4    Transfer of Business Operations of the Facilities. Landlord makes no warranty or representation to Tenant, express or implied, and shall be subject to no liability, with respect to the past operation or management of the Facilities, or any part thereof, including, but not limited to, any matter relating to any of the following:
(i)    the availability to Tenant of any licenses or permits needed to operate the Facilities or any part thereof;

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(ii)    the enforceability of any Resident Agreement with any resident of the Facilities;
(iii)    the status of any account of any resident of the Facilities including, but not limited to, the status of any security deposits, trust accounts, or prepayments for services;
(iv)    the availability of service from or the status of any existing account with other persons, including utility providers, which provide services necessary or useful to the operation of the Facilities as an independent living facility;
(v)    the status of any health care regulatory issues relating to the Facilities;
(vi)    the status of any reports, cost reports or reimbursement issues relating to the Facilities;
(vii)    the status of any deficiency reports or certifications relating to the operation of the Facilities; or
(viii)    any matter relating to any past or present employee or independent contractor who worked at the Facilities including but not limited to issues concerning wages, employer contributions and withholdings, employment benefits, accrued benefits, workmen’s compensation claims or unemployment insurance contributions or premiums.
The validity of this Lease shall not be affected by any claim, demand or cause of action regarding the past or future operation of the Facilities as an independent living facility.
2.5    Single Lease. Tenant and Landlord acknowledge and agree that this Lease constitutes a single, indivisible lease of all of the Facilities, and together the Facilities constitute a single economic unit. Landlord has agreed to all the provisions of this Lease, including Base Rent and other amounts payable based on the intent to lease all of the Facilities as a single and inseparable transaction, and such provisions would have been materially different had the parties intended to enter into separate leases or a divisible lease. Tenant hereby knowingly waives and relinquishes all of its rights under Section 365 (11 U.S.C. §365) of the Federal Bankruptcy Code or any successor or replacement thereof or any analogous state or federal law, to assume, reject, or assign, selectively or individually, the right to lease any of the Facilities covered by this Lease separately from the other Facilities covered by this Lease.

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ARTICLE 3

TERM OF LEASE
3.1    Term of Lease. The Property shall be leased by Landlord to Tenant for the Term.
ARTICLE 4

RENT
During the Term, Tenant shall pay the Rent, including the Base Rent and all Additional Charges due hereunder, to NHI on behalf of Landlord, or to the appropriate governmental agency, as applicable, in lawful money of the United States of America, in immediately available funds. Any such payments to NHI shall be without right of offset, by wire transfer in accordance with the following instructions:
Pinnacle National Bank
Nashville, Tennessee
ABA #064008637
to credit National Health Investors, Inc.
Account #5003254
or to such other account, address, place, or Person, as Landlord may designate from time to time in a Notice. The Base Rent and Additional Charges shall be paid in accordance with this Article.
4.1    Base Rent. Annual Base Rent shall equal $31,915,000.00 and shall be paid to Landlord in twelve (12) equal monthly installments on the 1st day of each month commencing on the Commencement Date and shall be prorated for any period shorter than a whole month. Base Rent shall increase January 1, 2015, January 1, 2016 and January 1, 2017 to an amount equal to one hundred four and one half percent (104.5%) of the Base Rent for the prior twelve (12) month period. Effective January 1, 2018 and each January 1 thereafter during the Term, Base Rent shall increase to an amount equal to the sum of:
(a)    the Base Rent applicable to the immediately preceding Lease Year, plus
(b)    the product of (i) the Base Rent applicable to the calendar year immediately preceding the date of such Base Rent increase, multiplied by (ii) the lesser of (1) three and 75/100 percent (3.75%) and (2) the greater of (a) three and 50/100 percent (3.50%) and (b) the CPI Increase during the period commencing on January 1, 2018 and ending on December 30 of the calendar year immediately preceding the date of such Base Rent increase.

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4.2    Security Deposit. Tenant shall deposit as directed by Landlord, and Landlord shall hold, the amount of $21,275,000, (the “Security Deposit”), which shall serve as security for the performance by Tenant and Subtenants of the provisions of this Lease and shall not be deemed advance rent. If an Event of Default has occurred and is continuing, Landlord may use the Security Deposit, or any portion of it, to satisfy any outstanding obligation of Tenant under this Lease. Tenant shall pay Landlord a sum equal to the portion of the Security Deposit expended or applied by Landlord as provided in this Lease, within ten (10) days after written request by Landlord. At the expiration or termination of this Lease, Landlord shall return the Security Deposit to Tenant; provided, however, Landlord may retain an amount of the Security Deposit, as it shall reasonably determine, to secure the payment of any Rent, the amount of which Landlord is then unable to determine finally, or until Tenant confirms (by certificate or otherwise) expenditure by the Tenant of all amounts required under Section 7.1 (prorated as necessary in accordance with Section 7.1(c)) (and Landlord shall return any such retained amount to Tenant promptly following the final determination of such Rent amount and the full payment to Landlord of such Rent, or following confirmation of the expenditure of all amounts required under Section 7.1, as the case may be). The Security Deposit shall be the property of Landlord and, to the extent permitted by Legal Requirements, Landlord may commingle the Security Deposit with other assets of Landlord, and Tenant shall not be entitled to any interest on the Security Deposit; provided, however, if at any time the landlord under this Lease is not an Approved Landlord, the foregoing deposits attributable to such Facility shall be segregated in a separate interest bearing account, and such deposit shall be held by the applicable landlord in trust for the benefit of Tenant.
4.3    Additional Charges/Late Payments. Except for property taxes for which funds may be escrowed and paid out as described in Section 5.4 hereof and subject to Tenant’s rights of contest pursuant to the provisions of Article 13, Tenant shall pay and discharge prior to delinquency all Impositions directly to the persons to whom such Impositions are owed. Except as otherwise provided in Section 5.2, if Tenant fails or refuses to pay any Impositions, Tenant shall promptly pay and discharge every fine, penalty, interest and cost which may arise or accrue for the non-payment or late payment of such items. The aforementioned amounts, liabilities, obligations, Impositions, fines, penalties, interest and costs and any and all other amounts which Tenant may owe to Landlord or any governmental agency pursuant to the terms of this Lease are referred to herein as “Additional Charges.” The Additional Charges shall constitute rent hereunder. Tenant hereby acknowledges that late payment by Tenant to Landlord of any Rent due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any Encumbrance covering the Property. Accordingly, if any Rent (but as to Additional Charges, only those which are payable directly to Landlord) shall not be paid on or before its due date, Tenant shall pay Landlord on demand, as an Additional Charge, a late charge (to the extent permitted by

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law) equal to five percent (5%) of the overdue amount and, in such event, the parties hereby agree that such late charge will represent a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment by Tenant. Landlord and Tenant acknowledge and agree that there is a five (5) calendar day grace period for payment of Base Rent and that if payments are not made on or before the fifth (5th) day of the month, then the late charge shall be imposed. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any other rights and remedies to which it may be entitled hereunder. If Tenant fails to pay any Rent payable to Landlord when due or within any applicable grace period thereafter, such Rent shall thereafter bear interest at the Overdue Rate until paid. Any payment by Tenant of Additional Charges to Landlord pursuant to any requirement of this Lease shall relieve Tenant of its obligation to pay such Additional Charges to the entity to which such payment would otherwise be paid.
4.4    Triple Net Lease; No Set-off; Bankruptcy. It is the purpose and intent of Landlord and Tenant that the Rent shall be absolutely net to Landlord so that Tenant shall pay or discharge, as additional charges hereunder, any and all Impositions, charges, costs, interest, reimbursements, liabilities, expenses and obligations of any nature whatsoever in connection with the ownership, operation and maintenance of the Property, excepting only (a) any payments for principal, interest, and premiums under any mortgage, security agreement, deed of trust or other Encumbrance Landlord may place upon all or any portion of the Property, (b) any costs actually incurred by Landlord for its own benefit with respect to the Property, such as costs for consultants or advisers retained by Landlord, provided that such costs (i) are not otherwise payable by Tenant hereunder, and (ii) do not, directly or indirectly, arise or grow out of or in connection with Tenant’s non-performance and/or non-compliance with any obligation, covenant, term or provision of this Lease and (c) those items specifically excluded from the definition of Impositions.
(a)    No set-off of Rent. Landlord shall receive all Rent (but as to Additional Charges, only those which are payable directly to Landlord) due hereunder and Rent shall be due and payable by Tenant in all events, without notice or demand and without any set-off (except as otherwise specifically provided in this Lease), counterclaim, abatement, suspension, deduction or defense whatsoever. In addition to the Rent, except as set forth in the foregoing paragraph, Tenant shall pay to the parties respectively entitled thereto all Impositions (subject to Tenant’s rights to contest pursuant to the provisions of Article 13), insurance premiums (as provided in Article 14), operating charges, maintenance charges, construction costs and any other charges, costs, interest, reimbursements, liabilities, expenses and obligations which arise with respect to the Property or which otherwise may be contemplated under any provisions of this Lease during the Term hereof. All of such charges, costs, interest, reimbursements, liabilities, expenses and obligations shall constitute Additional Charges, and upon the failure of Tenant to pay any such costs, charges, interest, reimbursements, liabilities, expenses or obligations and if such failure is not cured within the applicable cure period described in Section 17.1 hereof, Landlord shall have the rights and remedies

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provided in this Lease. It is the intention of the parties hereto that, except as herein expressly provided, this Lease shall not be terminable for any reason by Tenant. Any present or future law to the contrary shall not alter this agreement of the parties.
(b)    Bankruptcy. Except for exercising Tenant’s rights and prerogatives under Section 365(h) of the Bankruptcy Code (as defined below) or other applicable law, Tenant covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that Tenant will not take any action to terminate, rescind, or avoid this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding-up or other proceeding affecting Landlord or any assignee of Landlord in any such proceeding and notwithstanding any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or any such assignee in any such proceeding or by any court in any such proceeding.
(1)    In the event that Tenant shall file a petition, or an order for relief is entered against Tenant, under Chapter 7, 9, 11 or 13 of the Bankruptcy Code 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and Tenant or the trustee of Tenant shall elect to assume this Lease whether or not for the purpose of assigning the same, and subject to the applicable provisions of Section 365 of the Bankruptcy Code, such assumption and assignment may only be made if all of the terms and conditions of subsections (2) and (3) hereof are satisfied.
(2)    No election to assume this Lease shall be effective unless in writing and addressed to Landlord and unless all of the following conditions have been satisfied.
(A)    The trustee or the debtor-in-possession has cured or has provided Landlord “adequate assurance” (as defined hereunder) that:
(i)    within ten (10) days from the date of such assumption, the trustee (or debtor-in-possession) will cure all monetary defaults under this Lease; and
(ii)    within thirty (30) days from the date of such assumption, the trustee (or debtor-in possession) will cure all non-monetary defaults under this Lease (to the extent curable within said thirty (30) day period).
(B)    The trustee or the debtor-in-possession has compensated, or has provided to Landlord adequate assurance that within ten (10) days from the date of assumption

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Landlord will be compensated, for any actual pecuniary loss incurred by Landlord arising from the default of Tenant, the trustee, or the debtor-in possession, as recited in Landlord’s written statement of pecuniary loss sent to the trustee or debtor-in-possession.
(C)    The trustee or the debtor-in-possession has provided Landlord with “adequate assurance” of the future performance of each of Tenant’s obligations under the Lease with respect to the Facilities; provided, however, that:
(i)    the trustee or debtor-in-possession shall also deposit with Landlord, as security for the timely payment of Rent, an amount equal to three (3) months of the then current Base Rent; and
(ii)    the obligations imposed upon the trustee or debtor-in-possession shall continue with respect to Tenant after the completion of bankruptcy Proceedings.
(D)    Landlord has determined that the assumption of the Lease will not:
(i)    breach any provision in any agreement by which Landlord is bound relating to the Property or Landlord has obtained any consents or waivers required to ensure that no such breach occurs; or
(ii)    disrupt, in Landlord’s reasonable judgment, the reputation and profitability of the Property.
(3)    For purposes of this subsection 4.4(b)(3), “adequate assurance” shall mean:
(i)    Landlord shall determine that the trustee or the debtor-in-possession has and will continue to have sufficient unencumbered assets (other than by liens in favor of Landlord) after the payment of all secured obligations and administrative expenses to assure Landlord that the trustee or debtor-in possession will have sufficient funds to fulfill the obligations of Tenant under this Lease; and
(ii)    an order shall have been entered segregating sufficient cash payable to Landlord and/or there shall have been granted a valid and perfected first lien and

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security interest in property of Tenant, trustee or debtor-in-possession, acceptable as to value and kind to Landlord, to secure to Landlord the obligation of the Trustee or debtor-in-possession to cure the monetary and/or non-monetary defaults under this Lease within the time periods set forth above.
(4)    If the trustee or debtor-in-possession has assumed the Lease pursuant to the terms and provisions of subsections (1) and (2) herein, for the purpose of assigning (or election to assign) Tenant’s interest under this Lease or the estate created thereby, to any other person, such interest or estate may be so assigned only if Landlord shall acknowledge in writing that the intended assignee has provided “adequate assurance” (which for purposes of this Section 4.4(b)(4) shall have the meaning set forth in this Section 4.4(b)(4)) of future performance of all of the terms, covenants and conditions of this Lease to be performed by Tenant. For purposes of this subsection 4.4(b)(4), adequate assurance of future performance shall mean that Landlord shall have ascertained that each of the following conditions has been satisfied:
(A)    The assignee has submitted a current financial statement audited by independent certified public accountants of recognized standing in the state of Washington or any State selected by Tenant and reasonably acceptable to Landlord which shows a NTA Net Worth and working capital in amounts determined to be sufficient by Landlord to assure the future performance by such assignee of Tenant’s obligations under this Lease;
(B)    Landlord has obtained all consents or waivers from any third parties required under any lease, mortgage, financing arrangement or other agreement by which Landlord is bound to enable Landlord to permit such assignment;
(C)    The assignee has deposited six months of Base Rent as an adequate security deposit with Landlord; and
(D)    The assignee has demonstrated to the reasonable satisfaction of Landlord that its intended use of the Property is consistent with the terms of this Lease and will not diminish the reputation of any Facility.

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(E)    assignee has all necessary permits and licenses required to operate the Facilities in accordance with past practice.
(5)    When, pursuant to the Bankruptcy Code, the trustee or debtor-in-possession shall be obligated to pay reasonable use and occupancy charges for the use of the Property or any portion thereof, such charges shall not be less than the then current Base Rent and any Additional Charges which may become due and other monetary obligations of Tenant.
(6)    Neither Tenant’s interest in the Lease, nor any lesser interest of Tenant herein, nor any estate of Tenant hereby created, shall pass to any trustee, receiver, assignee for the benefit of creditors, or any other Person, or otherwise by operation of law under the laws of any state having jurisdiction of the person or property of Tenant unless Landlord shall consent to such transfer in writing. No acceptance by Landlord of Rent or any other payments from any such trustee, receiver, assignee, person or other entity shall be deemed to have waived, nor shall it waive the need to obtain Landlord’s consent or Landlord’s right to terminate this Lease for any transfer of Tenant’s interest under this Lease without such consent.
(7)    Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease relating to the Facilities on or after the date of such assignment. Any such assignee shall, upon demand, execute and deliver to Landlord an instrument confirming such assumption.
ARTICLE 5

IMPOSITIONS
5.1    Payment of Impositions. Subject to Tenant’s rights of contest pursuant to the provisions of Article 13, Tenant shall pay, or cause to be paid, all Impositions due or becoming due from and after the Commencement Date as and when such Impositions become due and payable and directly to the parties to whom such Impositions are payable prior to the date on which any fine, penalty, interest or cost may be added for non-payment; provided, however, Tenant shall not be in breach of its obligations under this Section 5.1 in the event of a breach by Landlord of its obligations under Section 5.2. Upon request by Landlord, Tenant shall furnish to Landlord prior to the date on which any such fine, penalty, interest or cost may be added for non-payment, copies of receipts or other reasonably satisfactory evidence of such payments. Such payments shall be made

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directly to the authorities levying or to the other persons entitled to such Impositions, if possible. Subject to Tenant’s rights of contest pursuant to the provisions of Article 13, Tenant’s obligation to pay Impositions shall be deemed absolutely fixed upon the date such Impositions become due to the authority or person entitled thereto. If any such Imposition may, at the option of the payor, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may pay the same (and shall pay any accrued interest on the unpaid balance of such Imposition) in installments, and in such event shall pay such installments (subject to Tenant’s right of contest pursuant to the provisions of Article 13) as the same become due and before any fine, penalty, premium, further interest or cost is added thereto. Impositions for which escrowed funds are held by Landlord or its lender under Section 5.4 hereof shall be paid as provided in Section 5.4 and the timely payment by Tenant of any amount to be paid to Landlord or a Facility Mortgagee, if applicable, under Section 5.4 shall be deemed to satisfy Tenant’s obligation to pay the Imposition for which funds are escrowed. Landlord shall, at its expense and to the extent required or permitted by applicable laws and regulations, prepare and file all returns with respect to Landlord’s net income, gross receipts, sales, use, single business, transaction privilege, rent, ad valorem and franchise taxes, and with respect to taxes on Landlord’s capital stock. Tenant shall, at its expense, and to the extent required or permitted by applicable laws and regulations, prepare and file all other tax returns and reports with respect to any Imposition as may be required by governmental agencies, authorities or other persons entitled to the receipt of the Impositions. If any refund shall be due from any taxing authority or other persons entitled to the receipt of the Impositions with respect to any Imposition paid by Tenant, the same shall be paid over to and retained by Tenant unless an Event of Default shall have occurred hereunder and be continuing, in which case such refund shall be paid over to and retained by Landlord to either be (i) applied by Landlord to the cost of curing such Event of Default with the balance, if any, thereafter remitted by Landlord to Tenant, or (ii) retained by Landlord and applied as provided in Article 17 if the Event of Default cannot be cured. Landlord and Tenant shall, each upon a request by the other, provide such information as is maintained by the party to whom the request is made with respect to the Property as may be reasonably necessary to prepare any required returns or reports. If any governmental agency or authority classifies any property covered by this Lease as personal property, Tenant shall file all personal property tax returns in such jurisdictions where it may legally so file. Landlord, to the extent it possesses the same, and Tenant, to the extent it possesses the same, will provide to the other party, promptly upon request, cost and depreciation records reasonably necessary for filing returns for any property so classified as personal property. If Landlord is legally required to file any personal property tax returns, Landlord shall provide Tenant with copies of any assessment notices with respect thereto in sufficient time for Tenant to file a protest with respect thereto if it so elects pursuant to Article 13.
5.2    Notice of Impositions. Unless Tenant otherwise has knowledge of any such Imposition, Landlord shall be required to give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge. Notwithstanding the foregoing,

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however, Landlord’s failure to give any such Notice shall in no way diminish Tenant’s obligations hereunder to pay such Impositions, but Landlord shall be responsible for any fine, penalty or interest resulting from its failure to give such Notice and any default by Tenant hereunder shall be obviated for a reasonable time after Tenant receives Notice of any Imposition which it is obligated to pay.
5.3    Adjustment of Impositions. Impositions imposed with respect to the tax period during which the Term expires or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed before or after such expiration or termination, so that Tenant is only obligated to pay that portion of such Imposition(s) pertaining to the tax period within the Term. The obligation of Tenant to pay its prorated share of Impositions shall survive expiration or earlier termination of this Lease. Likewise any refund of any Imposition paid with respect to any tax period within the Term which refund is received by Landlord during or after the expiration or termination of this Lease shall be prorated and shared with Tenant. This Section 5.3 shall survive the expiration or termination of this Lease.
5.4    Escrow for Property Taxes. Upon the written demand of Landlord, if required by a Facility Mortgagee or from and after a breach by Tenant of its obligations with respect to the payment of property taxes, which breach is not cured within ten (10) days after receipt of written notice from Landlord, Tenant shall make monthly payments to Landlord or a Facility Mortgagee, if so directed by Landlord, in escrow on the same day Base Rent is due, or such later date as directed by a Facility Mortgagee, in the amount of one twelfth of the annual ad valorem tax or such other amounts as required by a Facility Mortgagee, plus a one-time additional deposit of the amount accrued in the applicable tax year prior to the first such payment. The monthly tax escrow payment shall be adjusted from time to time to reflect changes in the tax rate or changes in the assessed value of the Land, Facility or personal property. The deposits shall not bear interest, shall not be required to be held by Landlord in trust or as an agent of Tenant and may be commingled with other assets of Landlord; provided, however, if at any time the landlord under this Lease is not an Approved Landlord, the foregoing deposits shall be segregated in a separate interest bearing account, and such deposit shall be held by the applicable landlord in trust for the benefit of Tenant. To the extent that sufficient funds exists in the tax escrow account, Landlord or the Facility Mortgagee shall release funds from the tax escrow account to pay to the tax authorities the installments of tax due on the Property or any part thereof. If there are not sufficient funds in the tax escrow account to meet an installment when due, upon receipt of a written request from Landlord or the Facility Mortgagee setting forth in reasonable detail the shortfall amount, the Tenant shall pay to Landlord or the Facility Mortgagee the shortfall in order for the full payment then due to be paid. In the event that Tenant pays any tax payment to the taxing authority for which funds are held in the tax escrow account without having made a prior request to Landlord or the Facility Mortgagee to release such escrowed funds for the purposes of making such payment, Landlord shall reimburse Tenant for such payment upon Landlord’s receipt of proof of full payment to the tax authority. In the event that Tenant pays any tax payment to the taxing authority for which funds are held in the tax escrow account after

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Landlord or the Facility Mortgagee has wrongfully failed to release such funds after receipt of a request from Tenant for the release thereof, then the amount of the tax payment made by Tenant shall reduce, and be deemed to be offset against, the Rent and any other amounts thereafter payable by to Landlord.
5.5    Utility Charges. Tenant shall pay or cause to be paid all charges (including any connection charges and deposits) for all utilities, including, but not limited to, electricity, power, gas, oil and water, used at or for the Property during the Term.
5.6    Insurance Premiums. Upon the written demand of Landlord, if required by a Facility Mortgagee or from and after a breach by Tenant of its obligations with respect to the maintenance of the insurance required by the terms of this Lease, which breach is not cured within ten (10) days after receipt of written notice from Landlord, Tenant shall make, or cause to be made, monthly payments in escrow to Landlord or, if directed by Landlord, to the Facility Mortgagee, on the same day Base Rent is due in an amount equal to one-twelfth of the annual insurance premiums, plus a one-time additional deposit of the amount accrued in the applicable insurance year prior to the first such payment.
ARTICLE 6

TERMINATION OR ABATEMENT OF LEASE
6.1    No Termination or Abatement. Tenant, to the fullest extent permitted by law and unless specifically provided herein, shall remain bound by this Lease in accordance with its terms in all events. Except as expressly permitted herein, Tenant shall not take any action without the prior written consent of Landlord to modify, surrender or terminate this Lease. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements, and Rent and all other sums shall continue to be payable by Tenant hereunder in any event unless (i) the obligation of Tenant to pay the same abates or terminates pursuant to the express provisions of this Lease (other than by reason of an Event of Default by Tenant) or (ii) Rent and such other sums abates or is reduced as provided in Section 5.4 or Section 6.2. Without limiting the generality of the immediately preceding sentence Tenant shall not seek or be entitled to any abatement or reduction (other than as provided in Section 5.4, Section 6.2 or as otherwise specifically provided by this Lease), deduction, deferment or reduction of Rent, or set-off against Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to, or destruction of, all or any portion of the Property from whatever cause or any Taking of all or any portion of the Property; (b) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of all or any portion of the Property or the interference with such use or with Tenant’s quiet enjoyment of the Property by any Person (other than Landlord); (c) the eviction of Tenant from the Property or any portion thereof by any person whose rights or interest arise other than by, through

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or under Landlord, whether by paramount title or otherwise; (d) any claim which Tenant has or may have against Landlord by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant or to which Landlord and Tenant are parties; (e) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceeding affecting Landlord or any assignee or transferee of Landlord; or (f) any other cause, whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which (i) may now or hereafter be conferred upon it by law or otherwise to modify, surrender or terminate this Lease or quit or surrender all or any portion of the Property or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of Rent or other sums payable by Tenant hereunder, in the case of either (i) or (ii) immediately above, except to the extent expressly provided in Section 5.4, Section 6.2 or as otherwise specifically provided by this Lease.
6.2    Rent Reduction. In the event of any damage or destruction or Condemnation of any Facility as contemplated in Article 15 and Article 16, respectively, the Base Rent shall be reduced to the extent provided in Section 15.2, Section 15.3 or Section 16.3, as applicable. In no event shall the Rent hereunder abate in any manner whatsoever prior to the termination of this Lease in accordance with its terms, except as otherwise specifically provided by this Lease.
ARTICLE 7

FF&E AND OTHER CAPITAL IMPROVEMENTS
7.1    Minimum Capital Expenditures.
(c)    Minimum Portfolio Capital Expenditures. During the period commencing on January 1, 2014 and ending as of the most recent December 31st that has occurred during the Term (the “Elapsed Period”), Tenant shall incur, or cause Subtenant to incur, Capital Expenditures in an amount such that, as of the end of such Elapsed Period, an amount equal to the Cumulative Minimum Portfolio Capex Target Amount shall have been incurred during the Elapsed Period. Any Capital Expenditures incurred in satisfaction of the requirements of Section 7.1(b) shall be recognized in determining whether the requirements of the foregoing Section 7.1(a) have been satisfied.
(d)    Minimum Facility Capital Expenditures. During each two (2) calendar year period (a “Rolling Two Year Period”) occurring during the Term commencing with the two (2) year period ending on December 31, 2015, Tenant shall incur, or cause Subtenant to incur, Capital Expenditures with respect to each Facility, in an amount such that, as of the end of each Rolling Two Year Period, Tenant and Subtenant shall have incurred, in the aggregate, an amount at each

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Facility equal to $1,000 per unit at each such Facility during such Rolling Two Year Period (such amount, for each Facility, the “Minimum Facility Capex Amount”).
(e)    Pro ration. If this Lease expires or terminates on a day other than the last day of a calendar year, the amount of Capital Expenditures Tenant or Subtenant shall be required to have incurred under the foregoing Section 7.1(a) and (b) for the period immediately prior to the Lease expiration or termination, shall be pro rated based on the number of days in the calendar year that have elapsed prior to such expiration or termination.
7.2    Capex Shortfall Deposit. In the event the report required to be furnished to Landlord under Section 22.2(d) shows that Tenant failed during the applicable period to make Capital Expenditures in accordance with Section 7.1(a) or (b), then Tenant shall deliver to Landlord for deposit into the Cap Ex Account the Target Expenditure Shortfall Deposit, subject to Tenant’s right to have the same returned pursuant to Section 7.3 hereof. Amounts in the Cap Ex Account shall not bear interest, shall not be required to be held by Landlord in trust or as an agent of Tenant and may be commingled with other assets of Landlord; provided, however, if at any time the landlord under this Lease is not an Approved Landlord, the foregoing deposits shall be segregated in a separate interest bearing account, and such deposit shall be held by the applicable landlord in trust for the benefit of Tenant.
7.3    Return of Target Expenditure Shortfall Deposits. Provided that no uncured monetary Event of Default exists and Tenant is in compliance with Article 7, Tenant shall have the right during the Term to have any Excess Capex Deposit returned immediately following delivery of a report under Section 22.2(d) that confirms compliance with the provisions hereof.
Upon expiration or termination of the Lease or termination of Tenant’s right to possession of the Facilities, any Targeted Expenditure Shortfall Deposits remaining in the Cap Ex Account shall automatically and immediately become the property of Landlord.
7.4    Capital Additions; Alterations. During each calendar year, Tenant either directly or through the Subtenant, may not make any Capital Additions with respect to any single Facility that, inclusive of all related materials and work, cost, individually or in the aggregate with other Capital Additions at such Facility during such calendar year, greater than $500,000, without the prior written consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed) and, if applicable, a Facility Mortgagee. Notwithstanding anything else to the contrary in this Lease, provided that Landlord is not a Restricted Landlord, Tenant may not make any Alteration if such Alteration is prohibited by a Facility Mortgagee. For the avoidance of doubt, routine landscaping, painting and floor and wallcovering replacements shall not be deemed Capital Additions within the meaning of this Section 7.4. All alterations or modifications of a Facility, including all Capital Additions, shall be made in a good and workmanlike manner, in accordance with all applicable Legal Requirements and shall comply with the requirements of insurance policies

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required under this Lease. In connection with the granting of consent under this Section 7.4, Landlord may require appropriate insurance to be carried by contractors performing work at a Facility.
7.5    Lender Requirements.
(a)    Upon the written demand of Landlord, if required by a Facility Mortgagee, Tenant shall make deposits for Capital Expenditures to Landlord or a Facility Mortgagee, as directed by Landlord (any such amount, the “Requested Capex Deposit Amount”), in escrow on the same day Base Rent is due, or such later date as directed by a Facility Mortgagee, in an amount required to satisfy the requirements of the Facility Mortgagee; provided, however, that Tenant shall only be required to make deposits up to a maximum of $400 per unit per Facility per calendar year (the “Tenant Capex Threshold”).
(b)    If the Requested Capex Deposit Amount exceeds Tenant Capex Threshold (such excess amount, the “Excess Capex Amount”) and Landlord funds such Excess Capex Amount, then:
(i)    if Landlord uses the Security Deposit to fund the Excess Capex Amount, which Landlord may do in its discretion, (A) Tenant shall have no obligation to replenish the Security Deposit on account of any such deposits made by Landlord, (B) Tenant shall elect at the conclusion of each Elapsed Period, by delivering notice to Landlord, to treat any Excess Capex Amount actually spent on a Facility as Capital Expenditures for the purpose of Article 7 and (C) Landlord shall, subject to the terms of this Lease, be obligated to return to Tenant (I) the full amount of the Security Deposit paid to Tenant pursuant to this Lease less (II) any Excess Capex Amounts which have been treated as Capital Expenditures under (B) above; and
(ii)    if Landlord funds the Excess Capex Amount out of funds other than the Security Deposit, which Landlord may do in its discretion, any such Excess Capex Amount spent on the Facilities shall not be considered Capital Expenditures except to the extent Tenant, in its discretion, reimburses Landlord for the funding of such amounts.
7.6    Initial Improvements. On the date hereof, Tenant shall have funded into the Initial Improvements Account an amount with respect to each Facility that is specified in Exhibit M attached hereto (the “Initial Improvement Funds”). Landlord shall promptly make the Initial Improvement Funds available to Tenant in accordance with the plan agreed between Landlord and Tenant with respect to improvements at the Facilities, and Tenant agrees to carry out such improvements in accordance with the terms and timeline specified in such plan. The expenditure

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of Initial Improvement Funds shall not count towards amounts required to be spent by Tenant pursuant to Section 7.1.
7.7    Survival. This Article 7 shall survive the termination of this Lease.
ARTICLE 8

OWNERSHIP AND USE OF PROPERTY
8.1    Ownership of the Property. The Property is, and throughout the Term shall continue to be, the property of Landlord. Tenant has only the right to the exclusive possession and use of the Property, upon the terms and subject to the conditions set forth in this Lease. At the expiration or termination of this Lease, the following provisions shall apply:
(a)    Tenant or Subtenant shall, for no additional consideration, sell, transfer and convey to Landlord or Landlord’s designee, the Inventory owned by Tenant as of the termination date and located at the Facilities.
(b)    Tenant or Subtenant shall, for no additional consideration, sell, transfer and convey to Landlord or Landlord’s designee, Tenant’s Personal Property (the “Transferred Tenant’s Personal Property”) and, relative to any Tenant property that is leased by Tenant, Tenant agrees, at its expense, to use commercially reasonable efforts to acquire title thereto, in order to be able to convey title thereto to Landlord as provided in this Section 8.1(b) or, if Tenant is unable to convey title thereto to Landlord, at Landlord’s request, use commercially reasonable efforts to assign the lease for such property to Landlord or Landlord’s designee.
(c)    Subject to applicable Legal Requirements, Tenant or Subtenant shall permit Landlord or Landlord’s designee to make copies of the Records.
(d)    Tenant or Subtenant shall execute a Bill of Sale in favor of Landlord in the form of Exhibit C with respect to the assets being conveyed to Landlord or Landlord’s designee pursuant to this Section 8.1.
(e)    Except as otherwise specifically set forth in this Section 8.1, Landlord shall not succeed to the ownership of Tenant’s Excluded Property at the end of the term of the Lease.
8.2    Use of the Facilities and Land.
(a)    Tenant will be responsible for acquiring at Tenant’s cost and expense any and all Licenses necessary for its use and operation of the Property during the Term, and will keep and maintain in full force and effect such Licenses as are, from time to time, required for the uses conducted by Tenant on the Property, in accordance with all Legal Requirements.

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(b)    Throughout the entire Term and subject to Tenant’s due contest right as set forth in Article 13, Tenant shall use the Facilities solely in accordance with its Permitted Use(s) in material compliance with all applicable Legal Requirements and all other terms, covenants, provisions and conditions of this Lease. Tenant may not use the Facilities for any purpose other than the Permitted Use without the prior written consent of Landlord.
(c)    Tenant shall not commit or suffer to be committed any waste nor shall Tenant cause or permit any nuisance on the Property.
(d)    Tenant shall neither suffer nor permit all or any portion of the Property, including any Capital Addition, whether or not financed or paid for by Landlord, to be used in such a manner as (i) would, or would reasonably be expected to, materially adversely impair the Landlord’s title to the Property or to any portion thereof or (ii) would, or would reasonably be expected to, make possible a claim or claims of adverse use, adverse possession or implied dedication of all or any portion of the Property to the public.
(e)    Tenant will perform the obligations of Landlord required under the Permitted Encumbrances.
8.3    Continuous Operations. Tenant shall maintain continuous operations at the Facilities in accordance with the provisions of this Lease and shall not cease such operations other than a temporary cessation during any period of repair or reconstruction required as a result of damage to or destruction or Condemnation of any of the Property. Tenant shall not voluntarily reduce the number of units and Tenant shall not close any Facility, without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right, without the consent of Landlord, to do any of the following: (a) reduce the number of units at any given Facility by not more than ten percent (10%) of the number of units at such Facility as of the Commencement Date (which number shall be reduced to take into account permanent reductions in the number of units from any partial casualty or condemnation at a Facility), and (b) voluntarily close and cease operations at any one (1) Facility at any given time (in addition to any closures resulting from a casualty or condemnation, or any temporary or partial closures as may be required to enable Tenant to satisfy its maintenance obligations under this Lease), in which event, the number of units attributable to such closed Facility shall not count towards the unit closures permitted by Section 8.3(a) above.
8.4    Hazardous Substances.
(c)    Tenant will keep the Facilities free and clear of all Hazardous Substances other than those Hazardous Substances which are required for the operation of the Facilities (which Hazardous Substances shall be handled, used and disposed of in material compliance with the Legal Requirements and Insurance Requirements) and Tenant shall pay all

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costs required to properly use, handle and dispose of all Hazardous Substances introduced by Tenant or its Agents (as defined below) or otherwise first arising on the Property after the Commencement Date as and when due and Tenant will keep the Property free and clear of any lien relating to Hazardous Substances first arising on the Property after the Commencement Date which may be imposed pursuant to the Legal Requirements and imposed as a result of the presence of such Hazardous Substance at the Facilities. For the purposes of this Article, the term “Property” shall also include, in addition to the items specified in Section 2.1, all air, soil, groundwater, surface water or soils vapor at, on, about, under or within any portion of the Land. All operations or activities upon, or any use or occupancy of the Property, or any portion thereof, by Tenant, or any agent, contractor or employee, or subtenant of Tenant (any of the foregoing being defined herein as Tenant’s “Agent”) shall at all times during the Term be in all respects in material compliance with any and all Legal Requirements relating to Hazardous Substances, including, but not limited to, the discharge and removal of Hazardous Substances. Tenant will not, nor will Tenant permit, any agent, contractor or employee of subtenant of Tenant, to allow the manufacture, storage, voluntary transmission or presence of any Hazardous Substances over or upon the Property or any portion thereof (except in material compliance with the Legal Requirements). Landlord shall have the right at any time to conduct, at its cost, an environmental audit of the Property or any portion thereof and Tenant shall cooperate in the conduct of such environmental audit, provided that any such audit shall not disturb or interfere with the residents at, or the operation of, the Facilities. Tenant shall promptly notify Landlord in writing of any order, receipt of any notice of violation or noncompliance with any applicable law, rule, regulation, standard or order, any threatened or pending action by any regulatory agency or other governmental authority, or any claims made by any third party, in each case relating to Hazardous Substances on, emanations of Hazardous Substances on or from, releases of Hazardous Substances on or from, or threats of releases on or from any of the Property; and shall promptly furnish the Landlord, following written request by Landlord, with copies of any correspondence, notices, or legal pleadings in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to Hazardous Substances on, released from or emanating from any part of the Property which Landlord reasonably believes may cause harm to any persons or property.
(d)    [Intentionally omitted]
(e)    In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work is required under any applicable Legal Requirement, any judicial order, or any order of any governmental entity, or in order to comply with any agreements affecting all or any portion of the Property because of, or in connection with the release, discharge or disposal of Hazardous Substances at the Property caused by the actions or omissions of Tenant (collectively, the “Remedial Work”), Tenant shall perform or cause to be performed the Remedial Work in compliance with such law, regulation, order or agreement; provided, that Tenant may withhold such compliance pursuant to a good faith dispute regarding the

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application, interpretation or validity of the law, regulation, order, or agreement, subject to the requirements of subsection (d) below; provided, however, that Landlord shall reasonably cooperate with Tenant to the extent necessary to deliver such authorization as may be required in order for Tenant to perform its obligations under this subsection (c). All Remedial Work shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord (such approval not to be unreasonably withheld, delayed or denied), and under the supervision of a consulting engineer, selected by Tenant and approved in advance in writing by Landlord in its reasonable discretion (such approval not to be unreasonably withheld, delayed or denied). All reasonable costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the reasonable charges of such contractor(s) and/or the consulting engineer and reasonable costs incurred by Landlord “in house”, (such as photocopying charges and travel costs for Landlord’s employees) in connection with monitoring or review of such Remedial Work. In the event Tenant shall fail timely to commence, or cause to be commenced, or fail diligently to prosecute, or cause to be prosecuted, to completion, or fail to complete, or cause to be completed, such Remedial Work in compliance with Legal Requirements, Landlord may, but shall not be required, to cause such Remedial Work to be performed, and all costs and expenses thereof, or incurred in connection therewith, shall be Costs within the meaning of subsection (b) above. All such Costs shall be due and payable upon demand therefor by Landlord. If Tenant fails to perform its obligations hereunder, Landlord shall be subrogated to any rights Tenant may have under any indemnifications from any present, future or former owners, tenants or other occupants or users of the Property (or any portion thereof), relating to the matters covered by this Section 8.4.
(f)    Notwithstanding any provision of this Section 8.4 to the contrary, but without limiting the provisions of Article 13 or Tenant’s obligations of protection, defense and indemnification under Section 20.1, Tenant will be permitted to contest or cause to be contested, subject to compliance with the requirements of this subsection (d) and Article 13, by appropriate action any Remedial Work requirement, and Landlord shall not perform such requirement on its behalf, so long as Tenant has given Landlord Notice that Tenant is contesting or shall contest or cause to be contested the same, and Tenant actually contests or causes to be contested the application, interpretation or validity of the Legal Requirements, order or agreement pertaining to the Remedial Work by appropriate proceedings conducted in good faith with due diligence; provided, such contest shall not subject Landlord to civil liability and does not jeopardize Landlord’s interest in the Property or affect in any way the payment of any sums to be paid under this Lease. Tenant shall give such security or assurances as may be reasonably required by Landlord to insure compliance with the legal requirements pertaining to the Remedial Work (and payment of all costs, expenses, interest and penalties in connection therewith) and to prevent any sale, forfeiture or loss by reason of such nonpayment or noncompliance.
(g)    The obligations of Tenant under this Section 8.4 shall survive expiration or earlier termination of this Lease.

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ARTICLE 9

LEGAL REQUIREMENTS AND INSURANCE REQUIREMENTS
9.1    Compliance with Legal Requirements, Insurance Requirements and Instruments. Subject to the rights of Tenant as provided in Article 13 relating to permitted contests, Tenant, at its sole cost and expense, shall promptly (a) comply with all applicable Legal Requirements and Insurance Requirements from time to time with respect to the use, operation, maintenance, repair and restoration of the Facilities, whether or not compliance therewith shall require the construction of any additional parking spaces or the structural change in the Facilities or interfere with the use and enjoyment of the Facilities (Landlord makes no representation or warranty that any of the Facilities or the operation thereof currently comply with Legal Requirements), and (b) procure, maintain and comply with all appropriate Licenses necessary for the use then conducted on the Facilities by Tenant, which use must be a Permitted Use, and for the proper erection, installation, operation and maintenance of the Facilities or any part thereof, including, without limitation, any Capital Additions.
9.2    [Intentionally omitted].
9.3    Landlord’s Cooperation. Landlord shall cooperate, as reasonably necessary or required, with Tenant in applying for and maintaining all appropriate Licenses necessary to operate the Facilities for the Permitted Use(s) in accordance with the provisions of this Lease and to otherwise comply with applicable Legal Requirements, provided that such cooperation is in conformance with all Legal Requirements. Tenant shall promptly advance to Landlord such amounts as are reasonably necessary to pay for all costs and expenses incident to such cooperation. Tenant agrees to indemnify, defend, protect, save and hold Landlord harmless from and against any and all costs, expenses, losses, demands, claims, obligations and liabilities against or incurred by Landlord in connection with such cooperation, except in any cases of fraud, misrepresentation, willful misconduct or intentional non-compliance with Legal Requirements on the part of Landlord. Such indemnity shall survive the expiration or termination of this Lease.
ARTICLE 10

CONDITION OF THE PROPERTY
10.1    Maintenance and Repair.
(a)    Tenant, at its sole cost and expense, shall, subject to the express terms of this Lease, keep all portions of the Property and the FF&E and all private roadways, parking surfaces, sidewalks and curbs appurtenant thereto in good order, condition and repair. Except as may otherwise be expressly provided to the contrary in this Section 10.1 and in Articles 14, 15, or

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16, Tenant shall with reasonable promptness, at Tenant’s sole cost and expense, make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, and regardless of the cause necessitating repair. Tenant’s duty to maintain the Property and the FF&E shall include such actions as are needed in the reasonable judgment of Tenant to be consistent with standards and practices in the industry to prevent the deterioration of the value and usefulness of the Property for its then current use. Tenant shall also be obligated at its expense to make all repairs, modifications and renovations necessary to comply with all licensing, safety and health and building codes and regulations applicable to the Facilities for Tenant’s use of the Facilities in accordance with this Lease. Tenant shall be obligated to repair at Tenant’s sole cost and expense any damage to any portion of the Land, the improvements thereon and the Facilities caused by cave ins, collapse of sub surface support, subsidence of the surface of the land, the extraction of minerals from the Land (whether through the surface of the Land or by mining) but specifically excluding any damages arising from cave ins, collapse of sub surface support, subsidence of the surface of the land and/or the extraction of minerals from the Land (whether through the surface of the Land or by mining) occurring pursuant to any reserved mineral rights in any deed running from Seller, as grantor, to Landlord, as grantee, or to Seller or any predecessor in title). All repairs by Tenant shall be made in a good and workmanlike manner using materials of good quality and in accordance with all Legal Requirements.
(b)    Landlord shall not under any circumstances be required to build or rebuild any Facility, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Property, whether interior or exterior, structural or nonstructural, ordinary or extraordinary, patent or latent, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, in connection with this Lease, nor shall Landlord under any circumstances be required to maintain the Property or any portion thereof in any way or manner whatsoever. Tenant hereby waives, to the fullest extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law or equitable principle in effect at the time of the execution of this Lease or hereafter enacted. Landlord shall have the right to give, record and post, at the Facilities and otherwise, as appropriate, notices of non-responsibility under any construction or mechanic’s lien laws now or hereafter existing, and any other notices of a similar nature that Landlord may reasonably elect to give, record or post from time to time during the Term. Use of casualty insurance proceeds held by Landlord shall be handled as provided in Article 15.
(c)    Nothing contained in this Lease, and no action or inaction by Landlord, shall be deemed or construed in any manner as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to all or any portion of the Property or the FF&E or (ii) giving Tenant any right, power or permission to contract for or permit the

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performance of any labor or services or the furnishing of any materials or other property in such a manner as would permit the making of any claim against Landlord or Landlord’s interest in any portion of the Property or the FF&E with respect thereto, or to make any agreement that may create, or in any way may be the basis for the assertion of any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in all or any portion of the Property or the FF&E.
(d)    Within thirty (30) days’ after Landlord’s written request at the expiration of the Term or earlier termination of this Lease, Tenant shall provide to Landlord a schedule listing the FF&E which exists at the Facilities.
(e)    Tenant shall, upon the expiration or earlier termination of this Lease, vacate and surrender the Facilities and all FF&E to Landlord in the condition in which the Facilities was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease, and except for casualty, condemnation or ordinary wear and tear (but subject to the obligation of Tenant under this Section to maintain the Property in good order, condition and repair during the entire Term of this Lease) and subject to the provisions of this Lease with respect to casualties, insurance proceeds and condemnation and containing such Inventory to operate the Facilities in the ordinary course of business for a period of no less than seven (7) days after the expiration or earlier termination of this Lease.
(f)    The maintenance and repair obligations of Tenant under this Section 10.1 shall survive the expiration or earlier termination of this Lease as regards any condition requiring repair which existed as of the date of such expiration or termination notwithstanding that such condition is not discovered by Landlord until after the date of such expiration or termination.
ARTICLE 11

SECURITY FOR PERFORMANCE OF OBLIGATIONS
11.1    Security Agreement. Tenant and each Subtenant shall execute in favor of Landlord a security agreement in a form reasonably agreed between Landlord and Tenant (each such agreement, a “Security Agreement”), granting to Landlord a first priority security interest in all Tenant’s Personal Property, deposit accounts, Accounts (to the extent permitted by law), general intangibles, contract rights (to the extent permitted by law) and healthcare insurance receivables (to the extent applicable and permitted by law) arising from the operations of the Facilities and other interests of Tenant which security interest shall secure the payment of all Rent and the performance of all other obligations of Tenant under this Lease. Tenant shall cooperate in filing all financing statements needed to perfect such security interest.
11.2    Additional Collateral Documents. As further security for the performance by Tenant of its obligations under this Lease, (a) Tenant shall cause the Manager and each Subtenant

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to execute and deliver a Subordination Non-Disturbance and Attornment Agreement, (b) Tenant shall cause Holiday AL Mezzanine I, LLC to execute and deliver a pledge of 100% of the equity in Tenant in a form reasonably agreed between Landlord and Tenant (the “Tenant Pledge Agreement”), (c) Tenant shall cause the Guarantor to execute and deliver the Guaranty, (d) Tenant and each Subtenant shall execute a Security Agreement and (e) Tenant shall fulfill, and shall cause Guarantor and Subtenant to fulfill, its and their obligations under each such document (the “Collateral Documents”). Notwithstanding the foregoing, at such time as any landlord under this Lease or an Affiliate thereof is a Restricted Landlord, the pledge of equity in Tenant granted pursuant to the Tenant Pledge Agreement shall be deemed to be automatically released and Landlord or its successor or assign, as applicable, shall execute such documents as are reasonably necessary and appropriate to effectuate the same.
11.3    Compliance with Financial Ratios. Tenant will, or will cause the Subtenant to, operate the Facilities during the term of this Lease in order to meet the following minimum financial standard:
(a)    From and after the quarter ending December 31, 2014 and for each subsequent quarter through the quarter ending December 31, 2018, the Facilities shall have a Lease Coverage Ratio of not less than 1.00 to 1.00.
(b)    From and after the quarter ending March 31, 2019 and for each subsequent quarter through the quarter ending December 31, 2023, the Facilities shall have a Lease Coverage Ratio of not less than 1.05 to 1.00.
(c)    From and after the quarter ending March 31, 2024 and for each subsequent quarter through the quarter ending December 31, 2028, the Facilities shall have a Lease Coverage Ratio of not less than 1.10 to 1.00.
(d)    From the quarter ending March 31, 2029 and for each quarter thereafter, the Facility shall have a Lease Coverage Ratio of 1.15 to 1.00.
Compliance with the Lease Coverage Ratio shall be measured quarterly commencing with the quarter ending December 31, 2014 and shall be based upon a trailing twelve (12) month period of operation then ending. Notwithstanding the foregoing, Tenant shall not be deemed in violation of the terms of this Section 11.3 if the Lease Coverage Ratio as at the end of any quarter on a trailing twelve month basis is less than the amounts set forth above and Tenant provides to Landlord, within thirty (30) days after the end of such quarter, the Shortfall Deposit. During the Term, Landlord shall promptly release the Shortfall Deposit back to Tenant upon receipt of an Officer’s Certificate which reflects compliance with the covenant set forth above for two consecutive quarters. Tenant shall provide Landlord evidence of compliance with this Section 11.3 and such backup documentation as required by Landlord within forty-five (45) days of the end of each calendar

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quarter of each Fiscal Year of Tenant (commencing for the last quarter of calendar year 2014). Upon the expiration or earlier termination of the Term, Landlord shall be authorized to apply any Shortfall Deposit then being held by Landlord to satisfy any monetary obligation which may then be outstanding under the Lease beyond any applicable notice and cure period, with the balance, if any, remitted by Landlord to Tenant. The Shortfall Deposit shall not bear interest, shall not be required to be held by Landlord in trust or as an agent of Tenant and may be commingled with other assets of Landlord; provided, however, if at any time the landlord under this Lease is not an Approved Landlord, the Shortfall Deposit shall be segregated in a separate interest bearing account, and such deposit shall be held by the applicable landlord in trust for the benefit of Tenant.
11.4    [Intentionally omitted.].
11.5    Subordination of Payments to Affiliates. After the occurrence and during the continuance of an Event of Default, Tenant shall not make and shall cause Subtenant not to make any payments or distributions (including, without limitation, salary, bonuses, fees, principal, interest, dividends, liquidating distributions, management fees, cash flow distributions or lease payments) to any shareholder, member or partner of Tenant or Subtenant (as applicable) or any Affiliate except (1) payments or distributions on account of obligations owed to third parties which are not Affiliates of Tenant or Subtenant for goods or services provided to any Facility in a manner consistent with past practice (taking into account changed operational requirements at each Facility), (2) payments of salaries, wages, benefits and bonuses of employees located at and providing services to any Facility at customary rates consistent with past practice, and (3) payments of (A) salaries, wages, benefits and bonuses of employees that are not located at any Facility but which employees provide accounting and/or other administrative services to any Facility at customary rates consistent with past practice and (B) any other costs and expenses charged by Affiliates of Guarantor or Tenant with respect to the use or operation of the Facilities, provided the aggregate amount of payments pursuant to this Section 11.5 shall not exceed 2% of the aggregate annual rental revenue at all Facilities.
ARTICLE 12

LIENS
12.1    No Liens on Property. Subject to the provisions of Article 13 relating to permitted contests, Tenant shall not create or allow to remain and shall promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any portion of the Property caused by Tenant or its Agents or on Tenant’s Accounts or any attachment, levy, claim or encumbrance in respect of Rent, not including, however, (a) this Lease, (b) Permitted Encumbrances, if any, (c) liens for those taxes of Landlord which Tenant is not then currently required to pay hereunder, (d) subleases and liens, if any, permitted by Article 21, (e) liens for

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Impositions or for sums resulting from noncompliance with Legal Requirements so long as the same are not yet payable or are payable without the addition of any fine or penalty or are in the process of being contested as permitted by Article 13, (f) liens in favor of Landlord, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that, notwithstanding the provisions of Article 13, at Landlord’s request, Tenant shall remove any such lien from record title to any interest in the Property (including, without limitation, Tenant’s interest under this Lease), at Tenant’s sole cost and expense, by depositing with the appropriate public authority a sum of money, or filing in such forum a bond executed as surety by a surety insurer licensed to do business in the State, in the amount and in the manner required by applicable law of the State and otherwise in a manner sufficient to effectively remove such lien from record title to the Property; provided, further (i) the payment of such sums shall not be postponed for more than seven days after the completion of the action giving rise to such lien (but in no event in excess of any period of redemption) and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor and/or (ii) any such liens are in the process of being contested as permitted by Article 13, (h) any Encumbrances which are the responsibility of Landlord pursuant to the provisions of Article 23 or which arise from the acts or omissions of Landlord and/or its officers, agents or employees and (i) leases or financing agreements with third party vendors/lessors with respect to personal property located at, and used in connection with the operation of the Facilities, including, but not limited to, telephone systems, kitchen equipment and laundry equipment, provided that the aggregate payments due thereunder shall be on market terms, consistent with the terms obtained by comparable operators. Notwithstanding the foregoing, in no event shall Tenant or any Subtenant be permitted to lease any personal property for use at a Facility if the aggregate annual rental payment for all personal property at such Facility exceeds $50,000 (adjusted each year by the increase in CPI).
12.2    No Liens on Landlord’s Interest. In no event shall the interest of Landlord in the Property be subject to liens for improvements made by Tenant, whether under Article 10 or this Article 12. Tenant shall notify any and all contractors making any improvements, repairs or additions to any portion of the Property that any lien to which such contractor may be entitled pursuant to the laws of the State shall not extend to the interest of Landlord in the Property.
ARTICLE 13

CONTESTS
Tenant, on its own or on Landlord’s behalf (or in Landlord’s name), but at Tenant’s sole cost and expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim not otherwise permitted by Article 12, provided that (a) in the case of an unpaid Imposition, lien,

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attachment, levy, encumbrance, charge or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord or Tenant and from the portion of the Property subject to such contest, (b) neither such Property nor any Rent therefrom nor any part thereof nor interest therein would be subject to any risk of being sold, forfeited, attached, foreclosed, or lost as a result of such non-payment or non-compliance, (c) in the case of a Legal Requirement, Landlord would not be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, (d) [Intentionally omitted], (e) in the case of a Legal Requirement or an Imposition, lien, encumbrance or charge, Tenant shall give such security as may be demanded by Landlord to insure ultimate payment of the same and to prevent any sale or forfeiture of the affected portion of the Property or the Rent by reason of such non-payment or non-compliance, including, without limitation, a guaranty in form and substance acceptable to Landlord and executed by a guarantor reasonably acceptable to Landlord (provided Tenant shall only be required to comply with this subsection (e) if the aggregate amount then due and payable with respect to all Legal Requirements, Impositions, liens, encumbrances or charges, directly affecting the Facilities, exceeds $15,000,000), (f) in the case of an Insurance Requirement, the coverage required by Article 14 shall be maintained, and (g) if such contest be finally resolved against Landlord or Tenant, Tenant shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or comply with the applicable Legal Requirement or Insurance Requirement. Notwithstanding any express or implied provision of this Article to the contrary, the provisions of this Article shall not be construed to permit Tenant to contest the payment of Base Rent (except as to contests concerning the method of computation) or any other sums payable by Tenant to Landlord hereunder. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Tenant or if Landlord so desires, Landlord shall join as a party therein. Tenant shall indemnify, defend and save Landlord harmless against any liability, cost or expense of any kind that may be imposed upon Landlord in connection with any such contest and any loss resulting therefrom.
ARTICLE 14

INSURANCE
14.1    General Insurance Requirements. During the Term, Tenant shall at all times keep the Facilities, and all property located in or on the Facilities, including all Capital Additions, the FF&E and the Personal Property, insured with the kinds and amounts of insurance described below. Each element of the insurance described in this Article shall be maintained with respect to the Facilities and the Personal Property and operations thereon. This insurance shall be written by companies authorized to do insurance business in the State in which the Facilities are located. All liability type policies (except professional liability and workers compensation) must name Landlord

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as an “additional insured” through an endorsement on the policy. All property, loss of rental and business interruption type policies shall name, through a policy endorsement, Landlord as “loss payee” to the extent of Landlord’s insurable interest therein with respect to the property required to be insured by Tenant. Losses shall be payable to Landlord and/or Tenant as provided in Article 15. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” the holder of any mortgage, deed of trust or other security agreement (“Facility Mortgagee”) securing any indebtedness or any other Encumbrance placed on the Facilities in accordance with the provisions of Article 23 (“Facility Mortgage”) by way of a standard form of mortgagee’s loss payable endorsement; provided that Landlord delivers the name and address of any such Facility Mortgagee to Tenant at least five (5) business days prior to the desired effective date of such endorsement. If required by any applicable Facility Mortgagee, any loss adjustment in excess of $500,000 shall require the written consent of the Facility Mortgagee. Notwithstanding anything to the contrary in this Lease (but subject to the immediately following sentence), if requested by Landlord, Tenant shall be obligated to comply with insurance requirements imposed on the Property and set forth in any Encumbrance, provided such requirements are customary in the industry for properties similar to the Facilities in the same general areas in which the Facilities are located, are customarily required by institutional lenders, are commercially reasonable and consistent with industry standards at the applicable time, and such insurance is available at commercially reasonable rates. Landlord agrees to use commercially reasonable efforts and cooperate with Tenant for the purpose of obtaining waivers from any Facility Mortgagee and otherwise securing any Facility Mortgagee’s agreement that such coverage is in compliance with a Facility Mortgagee’s requirements; provided, however, if, despite such efforts, such waivers are not obtained, then the provisions of the immediately preceding sentence will apply. Evidence of insurance shall be deposited with Landlord and, if requested, with the Facility Mortgagee(s). The policies shall insure against the following risks:
14.1.1    Loss or damage by fire, vandalism and malicious mischief, extended coverage and other perils commonly known as “all risk or special perils”, earthquake (including earth movement), sinkhole and windstorm in an amount not less than the insurable value on a replacement cost basis (as defined below in Section 14.2) and including a building ordinance or law coverage endorsement;
14.1.2    Loss or damage by mechanical breakdown, electrical injury and explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facilities, on a “replacement cost basis”;
14.1.3    Flood (when the improvements comprising the Facilities are located in whole or in part within a FEMA-designated 100-year flood plain area);
14.1.4    Loss of rental value in an amount not less than twelve (12) months’ Rent payable hereunder or business interruption in an amount not less than twelve (12) months of income and normal operating expenses including payroll and Rent payable hereunder with an endorsement extending the period of indemnity by at least ninety (90) days; and

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14.1.5    Bodily injury or property damage under a policy of commercial general liability insurance (including broad form property damage and broad form contractual liability) and medical professional liability, with amounts not less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate and including excess liability insurance with no lower policy limits than currently maintained, unless insurance market conditions make such limits commercially unreasonable to maintain and the Landlord and Tenant shall agree on limit amounts which are commercially reasonable and available in the marketplace at a cost per unit no greater than Tenant is currently paying for such coverage. Any combination of primary or umbrella/excess insurance may be utilized to provide the total required general and professional liability insurance limits set forth in this Section 14.1.5.
14.2    Replacement Cost. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality and in compliance with current building codes. If Tenant has made improvements to the Facilities, Landlord may at Tenant’s expense have the replacement cost re-determined at any time after such improvements are made, regardless of when the replacement cost was last determined.
14.3    Additional Insurance. In addition to the insurance described above, Tenant shall maintain, or shall cause Manager and any replacement thereof to maintain, the statutory workers’ compensation coverage or comparable coverage, as required by the Legal Requirements for all Persons employed by Tenant, Manager and any replacement thereof, in the Facilities, or, in the alternative, to the extent permitted by Legal Requirements.
14.4    Waiver of Subrogation. All insurance policies covering the Facilities and Tenant’s Personal Property including contents, fire and casualty insurance, and including all third party liability and workers compensation insurance to the extent not prohibited by law shall expressly permit waiver of rights of subrogation against the other party, its officers, directors, members, agents and employees. Each party hereby waives any claims it has against the other party, its officers, directors, members, agents and employees, to the extent such claim is covered or should be covered by the required insurance, including amounts under deductibles or self-insured retentions, even if the loss is caused by the sole negligence of such other party, its officers, directors, and members, agents or employees.
14.5    Policy Requirements. All of the policies of insurance referred to in this Article shall be written in form reasonably satisfactory to Landlord and by insurance companies with a policyholder rating of “A-” and a financial rating of “7” in the most recent version of Best’s Key Rating Guide. Additionally, except as otherwise provided in this Lease, all of the insurance referred to in this Article shall be on an occurrence or claims-made basis. If Tenant obtains and maintains the general and medical professional liability insurance described in Section 14.1.5 above on a “claims-made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term either by obtaining an endorsement providing for an extended reporting period

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reasonably acceptable to Landlord in the event such policy is canceled or not renewed for any reason whatsoever, or by obtaining either (a) “tail” insurance coverage converting the policies to “occurrence” basis policies providing coverage for a period of at least three (3) years beyond the expiration of the Term, or (b) retroactive coverage back to the commencement date (which date shall be at least three (3) years prior to the expiration of the Term) for the policy in effect prior to the expiration of the Term and maintaining such coverage for a period of at least three (3) years beyond the expiration of the Term. All policies of insurance required herein shall be endorsed to be primary to all insurance available to Landlord, with Landlord’s insurance (if any) being excess, secondary and non-contributing. Tenant shall pay all of the premiums therefor, and deliver certificates thereof to Landlord prior to their effective date (and with respect to any renewal policy, shall deliver evidence of renewal no more than five (5) days after the expiration of the existing policy), and in the event of the failure of Tenant either to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver certificates thereof to Landlord, at the times required and if Tenant fails to cure such default within ten (10) days after receipt of written notice from Landlord, Landlord shall be entitled, but shall have no obligation, to effect such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Overdue Rate, shall be repayable to Landlord upon demand therefor. Each insurer shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Landlord, that it will give to Landlord thirty (30) days’ written notice before such insurer cancels or does not renew the policy or policies in question. Each policy shall have a deductible or deductibles, if any, which are no greater than those normally maintained for similar facilities in the State of similar size, financial condition, resident mix and number. Each party shall be responsible for funding deductibles or retentions under its own insurance policies. Tenant shall be responsible for funding all claims within self-insured retention, including claims applying to Landlord as an additional insured.
14.6    Blanket Policy. Notwithstanding anything to the contrary contained in this Article 14, Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Tenant or its Affiliates; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Article 14 are otherwise satisfied.
14.7    Changed circumstances. Notwithstanding anything to the contrary herein (a) if any insurance required to be maintained by Tenant under this Article 14 ceases to be available, Tenant shall not be in breach of this Lease provided Tenant promptly obtains such alternative insurance as is customary in the industry for properties similar to the Facilities in the same general areas in which the Facilities are located and consistent with industry standards at the applicable time and (b) if any insurance provider of Tenant fails to maintain the ratings required under Section

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14.5 during the term of the then existing policy, Tenant shall not be in breach of this Lease provided Tenant promptly obtains replacement insurance from an insurance provider that satisfies the ratings required under Section 14.5 (provided Tenant shall continue to maintain the then existing policy until such time as the replacement policy is issued).
ARTICLE 15

INSURANCE PROCEEDS
15.1    Handling of Insurance Proceeds. Except as otherwise provided herein, all proceeds from any policy of property damage insurance (excluding business interruption insurance), required by Article 14 of this Lease shall be paid to and held in trust by Landlord or a Facility Mortgagee; provided, however, that if the originally named Landlord is not then the Landlord hereunder, such payments shall be paid to and held by a reputable insurance trustee having substantial experience operating in such capacity, which trustee shall be mutually acceptable to Landlord and Tenant and shall hold and disburse such funds in accordance with written instructions mutually acceptable to Landlord and Tenant; and provided, further, that in the event the amount of such proceeds is less than $1,000,000 (or such lesser amount as is required by a Facility Mortgagee) and there is no monetary Event of Default then outstanding under this Lease, such proceeds shall be released by Landlord to Tenant to be applied in the manner set forth in this Article 15. Provided that no Event of Default then exists, any such payments received by Landlord shall be made available by Landlord, or the trustee for reconstruction or repair, as the case may be, of any damage to or destruction of all or any portion of the Property to which such proceeds relate, and shall be paid out by Landlord, (or such insurance trustee) from time to time in accordance with and subject to the provisions hereof for the cost of such reconstruction or repair, subject to reasonable and customary controls to ensure funds disbursed by Landlord (or such insurance trustee) are in fact used for such purpose. Tenant acknowledges that such insurance proceeds may not be used towards satisfaction of the minimum Capital Expenditures required pursuant to Section 7.1 of this Lease. Any unused portion shall be retained by Landlord upon completion of such repair and restoration to be held in reserve by Landlord and disbursed by Landlord to Tenant for further maintenance or repair of the Property as requested by Tenant and reasonably approved by Landlord; provided, however, any such unused insurance proceeds which remain at the time this Lease expires or is terminated shall be refunded to Tenant upon Tenant’s concurrent payment to Landlord of all amounts, if any, then due to Landlord from Tenant under other provisions of this Lease. All salvage resulting from any risk covered by insurance shall belong to Landlord.
15.2    Reconstruction in the Event of Damage or Destruction Covered by Insurance.
(a)    Subject to subsection (c) below, if during the Term a Facility is totally or substantially destroyed by a risk covered by the insurance described in Article 14 so that the

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Facility thereby is rendered unsuitable for its Permitted Use(s) (taking into account all relevant factors, including, but not limited to, the number of useable units and the amount of square footage reasonably available for use by Tenant and the type and amount of revenue lost), Tenant shall use insurance proceeds hereunder to restore the Facility to substantially the same condition as existed immediately before the damage or destruction, and this Lease shall continue in full force and effect. The insurance proceeds shall be paid to Tenant or its designee in accordance with Section 15.1 from time to time as necessary to pay for the costs of such restoration.
(b)    If the cost of any such repair or restoration exceeds the amount of proceeds received by Landlord (or the insurance trustee described in Section 15.1) and paid over to Tenant from the insurance required under Article 14, Tenant shall contribute any and all excess amounts necessary to repair or restore the Facility.
(c)    Notwithstanding the foregoing, in the event that either (i) more than seventy five percent (75%) of any Facility (by area or value) is substantially destroyed during the final twelve (12) months of the Term as a result of a fully insured (subject to the deductible provision of the insurance coverage) casualty (including but not limited to, the business interruption coverage described in Section 14.1.4 or (ii) regardless of the extent of such damage or destruction (A) the repair or reconstruction of the Facility is prohibited under applicable law, including, but not limited to, licensure law, zoning law and/or building code law or (B) the proceeds of insurance are paid to Landlord or a Facility Mortgagee, and such proceeds are not promptly made available to Tenant by Landlord or a Facility Mortgagee, as applicable, in either event, Tenant may elect, by giving written notice to Landlord within thirty (30) days of the date of such casualty, to terminate this Lease as to the affected Facility effective as of the date such notice of termination is given. If the Lease is so terminated, all insurance proceeds including the business interruption coverage required in Section 14.1.4 above, shall be paid to Landlord and the Base Rent shall be reduced by an amount equal to the Allocated Facility Rent for such Facility. In addition, Tenant shall pay to Landlord an amount equal to any deductible feature of the casualty insurance coverage.
15.3    Reconstruction in the Event of Damage or Destruction Not Covered by Insurance. If during the Term a Facility is totally destroyed or materially damaged (i) from a risk not covered by insurance described in Article 14 or (ii) from a risk for which insurance coverage is voided due to any act or omission by Tenant, whether or not the Facility is thereby rendered unsuitable for its Permitted Use(s), Tenant shall restore the Facility to substantially the same condition as existed immediately prior to such damage or destruction, this Lease shall continue in full force and effect, and Tenant shall continue to pay Rent, in the manner and at the times herein specified, including the full amounts of Base Rent and Additional Charges. Notwithstanding the foregoing, in the event that either (i) more than seventy five percent (75%) of the Facility (by area or value) is substantially destroyed during the final twelve (12) months of the Term as a result of a fully insured (subject to the deductible provision of the insurance coverage) casualty (including

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but not limited to, the business interruption coverage described in Section 14.1.4 or (ii) regardless of the extent of such damage or destruction, the repair or reconstruction of the Facility is prohibited under applicable law, including, but not limited to, licensure law, zoning law and/or building code law, Tenant may elect, by giving written notice to Landlord within thirty (30) days of the date of such casualty, to terminate this Lease as to the affected Facility effective as of the date such notice of termination is given and (A) the Base Rent shall be reduced by an amount equal to the Allocated Facility Rent for such Facility, and (B) all insurance proceeds including the business interruption coverage required in Section 14.1.4 above, shall be paid to Tenant and (D) payment shall be made by Tenant to Landlord in an amount equal to the Fair Market Value of the Facility and fee title to the Facility shall thereupon be transferred to Tenant free and clear of all Encumbrances and exceptions to title except those (I) created by Tenant or (II) in existence as of the date of this Lease.
15.4    Restoration of Capital Additions Paid by Tenant. All insurance proceeds payable solely by reason of any loss of or damage to any Capital Additions fully paid for by Tenant in their entirety shall be paid to Tenant and Tenant shall hold such insurance in trust to pay the cost of repairing or replacing damaged Capital Additions fully paid for by Tenant in their entirety; provided, however, that if the damaged Capital Additions fully paid for by Tenant in their entirety are deemed by Tenant to no longer be useful to Tenant’s operations, Tenant shall not be obligated to repair or replace them.
15.5    Facility Mortgagee Requirements. Notwithstanding anything to the contrary in this Lease, (a) Landlord shall only be obligated to make insurance proceeds resulting from any casualty available to Tenant to the extent the same are made available to Landlord pursuant to the terms of any Encumbrance and (b) in the event insurance proceeds are not made available to Tenant, Tenant shall have no obligation to repair or restore the Facilities or any portion thereof.
15.6    Waiver. Tenant hereby waives any rights at law or in equity and any statutory rights of termination which may arise by reason of any damage or destruction of the Property which Landlord is obligated to restore or may restore under any of the provisions of this Lease.
ARTICLE 16

CONDEMNATION
16.1    Definitions.
(d)    “Condemnation” means (a) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor, the purpose and intent of which is to effect a Taking, or (b) a voluntary sale or transfer by Landlord with Tenant’s consent (provided that such consent shall be required only if no Event of Default has occurred and is continuing at such

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time) to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
(e)     “Date of Taking” means the first date the Condemnor has the right to immediate possession of the property being condemned.
(f)     “Award” means all compensation, sums and any other value awarded, paid or received on a total or partial condemnation of any portion of the Property and shall specifically exclude any separate award made to Tenant as allowed in Section 16.4 below.
(g)     “Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.
16.2    Parties’ Rights and Obligations. If during the Term there is any Taking of all or any part of the Property or of any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article.
16.3    Total Taking. If title to the fee of the whole of any Facility shall be the subject of any Condemnation by any Condemnor, this Lease shall cease and terminate as of the Date of Taking as to the affected Facility. If title to the fee of less than the whole of any Facility shall be so taken or condemned, which nevertheless renders the Facility unsuitable for its Permitted Use(s) (taking into account all relevant factors, including, but not limited to, the number of useable units, the amount of square footage reasonably available for use by Tenant, and the type and amount of revenue lost), Tenant and Landlord each shall have the option by Notice to the other, to terminate this Lease as of the Date of Taking as to the affected Facility. In either of such events, the Base Rent shall be reduced by an amount equal to the Allocated Facility Rent for such Facility.
16.4    Allocation of Award. In the event of a Taking as described in Section 16.3, Landlord and Tenant shall cooperate with each other in order to maximize the amount of the Award. Tenant shall have the right to seek damages or a separate condemnation award for Tenant’s loss of any Capital Additions paid for by Tenant, loss of business and relocation expenses and any such award shall be the sole property of Tenant. Subject to the rights of any Facility Mortgagee, the Award shall be allocated entirely to Landlord.
16.5    Partial Taking. If title to the fee of less than the whole of any Facility shall be the subject of a Taking or Condemnation, and the Facility is still suitable for its then existing use, or if Tenant or Landlord shall be entitled, but shall not elect, to terminate this Lease with respect to the Facility as provided in Section 16.3 hereof, Tenant at its own cost and expense shall with all reasonable diligence restore the untaken portion of the Facility so that the Facility shall constitute a complete architectural unit of the same general character and condition (as nearly as may be possible under the circumstances) as existing immediately prior to such Condemnation or Taking. Landlord and Tenant shall cooperate with each other to maximize the amount of any Award. Landlord

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shall contribute the entire amount of the Award to the cost of restoration. The proceeds of any Award shall be held and distributed in the same manner as provided by Section 15.1 for insurance proceeds. Any remaining balance of such proceeds after such restoration is completed shall be retained by or paid to Landlord.
16.6    Temporary Taking. If the whole or any part of any portion of the Property or of Tenant’s interest under this Lease shall be the subject of a Taking or Condemnation by any Condemnor for its temporary use or occupancy, this Lease shall not terminate, and Tenant shall continue to pay, in the manner and at the times herein specified, the full amount of Rent. Except to the extent Tenant may be prevented from so doing pursuant to the terms of any order for the benefit of the Condemnor, Tenant shall continue to perform and observe all of the other terms, covenants, conditions and obligations hereof on the part of Tenant to be performed and observed as though such Taking or Condemnation had not occurred. Upon any such Taking or Condemnation described in this Section, the entire amount of any such Award made for such Taking or Condemnation allocable to the Term of this Lease, whether paid by way of damages, Rent or otherwise, shall be paid to Tenant. If any part of such Award is allocable for a period beyond the term of this Lease, that part shall be paid to Landlord. Tenant covenants that upon the termination of any such period of temporary use or occupancy as set forth in this Section, Tenant will, at its sole cost and expense (subject to any contribution by Landlord as set forth in Section 16.5), restore the Property as nearly as may be reasonably possible to the condition in which the same was immediately prior to such Taking or Condemnation, unless such period of temporary use or occupancy shall extend beyond the expiration of the Term, in which case Tenant shall not be required to make such restoration but shall pay to Landlord from the Award received by Tenant and not applied by Tenant to satisfy its Rent obligations during the period of such Taking, to the costs of such restoration work.
16.7    Facility Mortgagee Requirements. Notwithstanding anything to the contrary in this Lease, (a) Landlord shall only be obligated to make an Award resulting from any Condemnation available to Tenant to the extent the same are made available to Landlord pursuant to the terms of any Encumbrance and (b) in the event any Award is not made available to Tenant, Tenant shall have no obligation to repair or restore the Facilities or any portion thereof.
ARTICLE 17

DEFAULTS AND REMEDIES
17.1    Events of Default. Any one or more of the following events shall be deemed an “Event of Default” hereunder:
(a)    Tenant shall fail to pay Rent payable by Tenant under this Lease as and when the same becomes due and payable and such failure continues for more than ten (10) days after Notice thereof from Landlord;

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(b)    Tenant or Guarantor shall fail to observe or perform any other term, covenant or condition of this Lease or Guaranty and such failure is not cured by Tenant or Guarantor, as the case may be, within a period of thirty (30) days after Notice thereof from Landlord; provided, however, if any such failure is not capable of being cured within such thirty (30) day period but is capable of being cured, Tenant shall have such additional time as is reasonably necessary to cure the failure provided Tenant promptly commences its attempt to cure the failure and diligently proceeds in good faith to cure the same as expeditiously as possible;
(c)    Any representation or warranty made by (i) Tenant in this Lease, whether under Article 22 of this Lease or otherwise, shall prove to be false or misleading, as of the date made, in any material respect and the same is not corrected within ten (10) days after notice thereof from Landlord, provided Tenant shall have no right to cure any willful and intentional misstatement or (ii) Guarantor in the Guaranty shall prove to be false or misleading, as of the date made, in any material respect and the same is not corrected within ten (10) days after notice thereof from Landlord, provided Guarantor shall have no right to cure any willful and intentional misstatement;
(d)    Tenant or Guarantor shall (i) admit in writing its inability to pay its debts generally as they become due, (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency law, (iii) make a general assignment for the benefit of its creditors, (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof;
(e)    Tenant or Guarantor shall, on a petition in bankruptcy filed against it, be adjudicated bankrupt or have an order for relief thereunder entered against it or a court of competent jurisdiction shall enter an order or decree appointing, without the consent of Tenant or Guarantor, a receiver of Tenant or Guarantor or of the whole or substantially all of its property, or approving a petition filed against Tenant or Guarantor seeking reorganization or arrangement of Tenant or Guarantor under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof, and such judgment, order or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of the entry thereof;
(f)    Tenant or Guarantor shall be liquidated or dissolved (except for an involuntary dissolution due to a failure to file an annual report with the Secretary of State or other applicable officer or department of the State so long as such failure is cured within 30 days of any notice thereof to Tenant or Guarantor, whether from the State or otherwise), or shall begin proceedings toward such liquidation or dissolution, or shall, in any manner, permit the sale or divestiture of substantially all of its assets other than in connection with a merger or consolidation

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of Tenant or Guarantor into, or a sale of substantially all of Tenant’s or Guarantor’s assets to, another Person;
(g)    the estate or interest of Tenant in the Property or any part thereof shall be levied upon or attached in any proceeding and the same shall not be vacated or discharged within the later of sixty (60) days after commencement thereof or thirty (30) days after Notice thereof from Landlord (unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 13 hereof);
(h)    Tenant closes any Facility or ceases operations on the Property in violation of Section 8.3;
(i)    Tenant or Subtenant, as applicable, fails to (i) comply with the terms of Article 14, (ii) comply with Section 11.3 (financial covenant), (iii) comply with Article 21, or (iv) comply with the SPE Requirements if such failure under this clause (i)(iv) results in substantive consolidation with Persons other than each of Tenant, the Subtenants and Guarantor;
(j)    Tenant, an Affiliate of Tenant or any Guarantor shall fail to pay when due or within any applicable notice and grace period any amount due to Landlord on any indebtedness, guaranty, endorsement, indemnity agreement, lease or other obligation (excluding amounts under this Lease) now or hereafter entered into, whether contingent or otherwise, (each, a “debt”) or on any security (as “security” is defined for purposes of the federal securities laws), or any event shall occur or any condition shall exist with respect to any debt or security of Tenant in favor of Landlord, the effect of which would (i) cause any or all of such debt or security to become due prior to its stated maturity or its regularly scheduled dates of payment and (ii) have a material adverse effect on Tenant and the Facilities taken as a whole;
(k)    An event described in Section 2(c) of the Guaranty occurs (after taking into account all stated notice and cure periods); and
(l)    the Guaranty becomes unenforceable and Guarantor fails to provide a replacement guaranty on the same terms within five (5) days thereof.
17.2    Damages.
(a)    Upon the occurrence and during the continuance of any Event of Default, Landlord shall have the right (i) to terminate this Lease and Tenant’s right to possession of the Facilities by any lawful means, upon ten (10) days’ Notice of such termination (during which time Tenant shall have the opportunity to cure any such Event of Default) in which case, if Tenant shall fail to cure all Events of Default within the foregoing ten (10) day period, this Lease shall terminate and all of Tenant’s rights hereunder shall cease and Tenant shall immediately surrender

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possession of the Property to Landlord and, in such event, Landlord shall be entitled to recover from Tenant all damages incurred by reason of such Event of Default determined in the manner set forth in this Section 17.2, (ii) to terminate Tenant’s right to possession of the Facilities without thereby terminating this Lease (provided that (A) Landlord shall only be permitted to take such action if, due to Legal Requirements, Landlord is restricted from terminating the Lease and thereafter suing for damages and (B) if Landlord takes such action, Tenant shall be immediately released from all obligations under or relating to this Lease except Tenant’s monetary obligations to Landlord) and/or relet the same for Tenant’s account, and (iii) to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the damages provided for in this Section 17.2. Neither the termination of this Lease or of Tenant’s right to possession of the Facilities pursuant to this Section 17.2, the repossession of the Facilities, the failure of Landlord, notwithstanding reasonable good faith efforts, to relet the same, nor the reletting of all or any portion of the Property, shall relieve Tenant of its liability and obligations hereunder (other than its non-monetary obligations), all of which shall survive any such termination, repossession or reletting until Landlord has collected from Tenant the damages due hereunder. Notwithstanding anything to the contrary herein, in the case of an Event of Default described in Section 17.1(b) or (c), that solely relates to one or more single Facilities (the “Terminable Facilities”), Landlord shall only be permitted to exercise the foregoing remedies and terminate this Lease as to the Terminable Facilities; provided, however, following the termination of this Lease as to any two (2) Facilities, upon the occurrence and during the continuance of any subsequent Event of Default, Landlord shall be entitled to either (I) terminate this Lease in its entirety as contemplated above or (II) exercise the foregoing remedies and terminate this Lease solely as to the Terminable Facilities. Following the termination of this Lease as to any Terminable Facility, (x) to the extent Landlord exercises its right to accelerate the payment of Base Rent with respect to such Terminable Facility, thereafter the Base Rent payable shall be reduced by an amount equal to the Allocated Facility Rent for such Terminable Facility (provided that the foregoing Rent reduction shall in no way prevent Landlord from suing for damages in accordance with this Article 17), (y) for the purpose of determining the Lease Coverage Ratio, the Base Rent shall be deemed to be reduced by an amount equal to the Allocated Facility Rent for such Terminable Facility (regardless of whether or not Landlord exercises its right to accelerate the payment of Base Rent with respect to such Terminable Facility) and (y) Tenant shall have no further obligation to perform and observe all of the terms, covenants and conditions of this Lease that it would be otherwise required to undertake as tenant and operator of such Terminable Facility.
(b)    Upon any such termination of this Lease or of Tenant’s right of possession of any of the Property, Tenant shall, forthwith pay to Landlord the full amount of Landlord’s damages suffered by reason of such Event of Default in an amount equal to the sum of:
(i)    the worth at the time of the award of the unpaid Rent due and payable to and including the date of such termination, repossession or reletting;

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(ii)    the worth at the time of the award, of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that could have been reasonably avoided;
(iii)    the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such rental loss that could be reasonably avoided; and
(iv)    any other amount reasonably necessary to compensate Landlord for the reasonable costs incurred in regaining possession and reletting the Property, including, but not limited to, brokerage fees and commissions, construction costs, rent concessions, and all legal costs and expenses.
(c)    The “worth at the time of the award” of the amounts referred to in subparagraphs (b)(i) and (b)(ii) above shall be computed by allowing interest at the Overdue Rate. The “worth at the time of award” of the amount referred to in subparagraph (b)(iii) above shall be computed by discounting such amount at the discount rate of Federal Reserve Bank of San Francisco at the time of award plus 1%.
(d)    If an Event of Default described in Section 17.1(a) shall occur, or if this Lease shall be terminated in whole or part as provided in Section 17.2(a), Landlord, without notice, may dispossess Tenant as to the Facilities, or Terminable Facilities in the case of a partial termination, as applicable, by summary proceedings or by any suitable action or proceeding at law or otherwise. No receipt of moneys by Landlord from Tenant after the termination of this Lease or after the giving of any notice of the termination of this Lease shall reinstate, continue or extend the Term or affect any notice theretofore given to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent payable by Tenant hereunder or thereafter falling due, or operate as a waiver of the right of Landlord to recover possession of a Facility by proper remedy, except as herein otherwise expressly provided, it being agreed that after the service of notice to terminate this Lease or the commencement of any suit or summary proceedings, or after a final order or judgment for the possession of a Facility, Landlord may demand, receive and collect any moneys due or thereafter falling due with respect to such Facility without in any manner affecting such notice, proceeding, order, suit or judgment, all such moneys collected being deemed payments on account of the use and occupancy of such Facility or, at the election of Landlord, on account of Tenant’s liability hereunder.
17.3    Application of Funds. Any payments normally made to Tenant hereunder which are made to and received by Landlord under any of the provisions of this Lease during the continuance of any Event of Default shall be applied to Tenant’s obligations in the order which Landlord may determine.

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17.4    Landlord’s Right to Cure Tenant’s Default. If an Event of Default occurs under this Lease and is not cured within the time provided under this Lease with respect to such Event of Default, Landlord, without waiving or releasing any obligation of Tenant, and without waiving any such Event of Default, may (but shall be under no obligation to) at any time thereafter cure such Event of Default for the account and at the expense of Tenant, and may, to the extent permitted by law and subject to Landlord’s compliance with applicable law, including but not limited to, applicable licensure laws and the laws governing the confidentiality of resident and employee records, enter upon any portion of the Property for such purpose and take all such action thereon as, in Landlord’s sole judgment, may be necessary or appropriate with respect thereto. No such entry by Landlord on any portion of the Property shall be deemed an eviction of Tenant. All sums so paid by Landlord and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses, in each case to the extent permitted by law) so incurred, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord until paid, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.
17.5    Waiver. If this Lease is terminated pursuant to the provisions of this Article, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, (b) any right to trial by jury in the event of summary proceedings to enforce the remedies set forth in this Article, and (c) the benefit of any laws now or hereafter in force exempting Tenant’s property from liability for rent or for debt.
ARTICLE 18

CURE BY TENANT OF LANDLORD DEFAULTS
18.1    Landlord Default. Landlord shall be in default of its obligations under this Lease if Landlord shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed, and such failure shall continue for a period of thirty (30) days after Notice thereof from Tenant (or such shorter time as may be necessary in order to cure or correct any condition, the presence of which substantially or materially interferes with Tenant’s conduct of its usual business for the Permitted Use(s) or to protect the health or welfare of any resident of the Property or to ensure the ongoing compliance of the Property with applicable law), unless such failure cannot be cured with due diligence within a period of thirty (30) days (or the above-described shorter time period), in which case such failure shall not be deemed to continue if Landlord, within such thirty (30) days (or the above-described shorter time period), promptly commences its attempt to cure the failure and diligently attempts to complete the curing thereof. The time within which Landlord shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. If Landlord fails to commence such cure as provided

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herein, Tenant may cure such default, and so long as Tenant continues to pay Rent, Tenant shall have the right (subject to Section 6.1), as Tenant’s sole remedy (except as otherwise provided in this Section 18.1), by separate and independent action to pursue any claim it may have against Landlord for monetary damages caused by Landlord’s failure to cure such default.
18.2    Mortgagee Cure. Should Landlord fail to observe or perform any of the covenants or conditions contained in this Lease, before taking any action, Tenant shall comply with the requirements of any subordination agreement to which it may then be a party with respect to the granting of notice and an opportunity to cure to any such Landlord default. All payments made, and all acts performed by such lenders in order to cure shall be effective to prevent a forfeiture of the rights of Landlord under this Lease and a termination of this Lease as if the payments and acts were performed by Landlord instead of by the lenders.
ARTICLE 19

HOLDING OVER
If Tenant for any reason remains in possession of any portion of the Property after the expiration of the Term or earlier termination of the Term, such possession shall be a tenancy at sufferance during which time Tenant shall pay to Landlord as rental each month one hundred twenty-five percent (125%) of the aggregate of (i) one-twelfth of the aggregate Base Rent for the Facilities payable with respect to the next 12 calendar months of the Term, (ii) all Additional Charges accruing during the month with respect to which such payment relates, and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the Facilities. During such period of month-to-month tenancy at sufferance, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent mandated by law applicable to tenancies at sufferance, to continue its occupancy and use of the Facilities. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary herein, the continued occupancy by residents at the Facilities following the expiration or earlier termination of the Term shall not constitute holding over by Tenant which would trigger the foregoing terms of this Article 19.
ARTICLE 20

LIABILITY OF PARTIES
20.1    Indemnification by Tenant. Notwithstanding the existence of any insurance provided for in Article 14, and notwithstanding the policy limits of any such insurance, but subject to the waiver of the right of subrogation set forth in Section 14.4 hereof, Tenant shall indemnify,

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defend, protect, save and hold Landlord and any successor person who is the owner or operator of the Facilities harmless from and against any and all liabilities, losses, obligations, claims, damages, penalties, fines, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against Landlord arising out of, connected with or incidental to the following and arising from events occurring during the Term:
(a)    any Hazardous Substance located in, on or under the Land or the Facilities;
(b)    any accident, injury to or death of persons, or loss of or damage to property, occurring on or about the Facilities including, without limitation, any claims of malpractice, except for any such accident, injury, death, loss or damage proximately caused by Landlord’s gross negligence or willful misconduct and not resulting from Tenant’s failure to perform and comply with the terms, covenants, conditions and provisions of this Lease;
(c)    any past, present or future use, misuse, non-use, condition, management, maintenance or repair by Tenant or its agents of the Property, and any litigation, proceeding or claim by governmental entities or other third parties relating thereto to which Landlord is made a party;
(d)    any Impositions which are the obligations of Tenant to pay pursuant to the applicable provisions of this Lease if the same are not paid when due or within any cure period provided for herein;
(e)    any failure on the part of Tenant to perform or comply with any of the terms of this Lease when due or within any cure period provided for in this Lease;
(f)    the non-performance of any of the terms and provisions of any and all existing and future subleases of the Facilities to be performed by Tenant thereunder; and
(g)    any claims by state or federal governmental agencies for repayment of claims for reimbursement of costs incurred by Tenant in providing care or services to residents under government supported healthcare or government supported residential programs, provided Landlord promptly provides Tenant with written notice thereof and otherwise complies with the terms of this Section 20.1.
Any amounts payable by Tenant under this Section shall be paid within ten (10) days after Tenant’s liability therefor is determined by litigation or otherwise. If such amounts are not timely paid, they shall bear a late charge at the Overdue Rate from the date of such determination to the date paid. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord, or may, with Landlord’s prior written consent, compromise or

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otherwise dispose of the same as Tenant sees fit. If Tenant shall have fully paid to Landlord any and all amount due under this Section 20.1, Tenant shall be entitled to receive any insurance proceeds relating to such indemnified matter up to the amount paid by Tenant to Landlord. Nothing herein shall be construed as indemnifying Landlord against its own gross negligence or willful misconduct.
Tenant, at its expense, may contest, resist, and defend any such claim, action, or proceeding contemplated by Section 20.1(g), with counsel chosen by Tenant, in its discretion, in which event Tenant shall have the right to control the defense or settlement of such claim, action or proceeding. Landlord shall not, under any circumstances, compromise or otherwise dispose of any suit, action, or proceeding without obtaining Tenant’s prior consent. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim.
20.2    Indemnification by Landlord. Landlord shall indemnify, defend, save and hold Tenant harmless from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reason-able attorneys, fees and expenses) imposed upon, incurred by or asserted against Tenant arising out of, connected with or incidental to the gross negligence or willful misconduct of Landlord; provided, however, that Tenant’s right to indemnification as provided herein shall be subject to the limitation set forth in Article 24.
20.3    Continuing Liability. Tenant’s and Landlord’s liability for a breach of the provisions of this Article arising during the Term hereof shall survive any termination of this Lease or of Tenant’s right to possession of the Property.
ARTICLE 21

ASSIGNMENT AND SUBLETTING; MANAGEMENT
21.1    Subtenant. Landlord consents to Tenant’s sublease of each Facility to a Subtenant pursuant to the Facility Sublease. Tenant shall not terminate a Facility Sublease, or amend or modify a Facility Sublease except to a de minimis extent, without the prior written consent of Landlord (such consent not to be unreasonably withheld, conditioned or delayed). Tenant shall give Landlord prompt notice following any amendment, modification or termination of a Facility Sublease. Landlord agrees to accept as performance by Tenant with respect to any obligation of Tenant under this Lease, if such obligation has been met or satisfied by the Subtenant. If required by Landlord or a Facility Mortgagee, Tenant shall obtain from each Subtenant a Subordination Non-Disturbance and Attornment Agreement in favor of Landlord and Facility Mortgagee, if applicable. Tenant and Subtenant shall also execute a Security Agreement in favor of Landlord to secure the obligations of Tenant to Landlord hereunder and Subtenant to Tenant under the Facility Sublease.

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21.2    Assignment. Subject to the terms of Section 21.7 hereof, Landlord’s prior written consent shall be required for an assignment of any of Tenant’s right, title and interest in and to this Lease to any Person whether or not such proposed assignment relates to all Facilities or to one or more, but fewer than all, the Facilities. Subject to the terms of Section 12.1 and Section 21.7 hereof, Tenant shall not, without Landlord’s prior written consent in each instance, allow, cause, permit or suffer, whether by operation of law or otherwise, any assignment, conveyance or transfer of, or any lien, mortgage, pledge, charge, security interest or other encumbrance (including conditional sales or other title retention agreements) upon: (x) all or any portion of the Property (other than obsolete Tenant Personal Property and FF&E which Tenant may sell in its discretion); or (y) any right, title, interest or estate of Tenant in this Lease. Landlord may, in Landlord’s sole and absolute discretion, grant, withhold or place conditions upon such consent. If Tenant desires at any time to assign any interest in this Lease, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord: (i) the name of the proposed assignee; (ii) the terms and provisions of the proposed assignment; and (iii) for as long as Landlord or any successor or assign of Landlord is not a Restricted Landlord, such financial information as Landlord reasonably may request concerning assignee.
21.3    Change of Control. Subject to Section 21.7, Landlord’s prior written consent shall be required for a Transfer of any direct or indirect stock, partnership, membership, or other equity interest in, or Transfer of all or substantially all of the assets of, any Tenant, Guarantor or any Tenant Control Party, or the consummation of any other transaction with another Person, that results, in any such case, in a change in Control of Tenant or Guarantor, unless the Applicable Transfer Conditions are met.
21.4    Subletting. Neither Tenant nor Subtenant shall, without Landlord’s prior written consent in each instance, allow, cause, permit or suffer all or any portion of the Property to be leased, subleased or licensed to, or used or occupied by, any other party or parties, other than (a) residents of any Facility (including short-term and temporary residents), (b) Persons permitted to temporarily enter upon the Property from time to time for the sole purpose of rendering services or providing products (e.g., barber or beautician services or therapists) to such residents and (c) Persons pursuant to subleases, sub-subleases, licenses or use agreements, provided in the case of this subsection (c) that (i) the aggregate space subject to all such arrangements at any given Facility is not more than ten percent (10%) of the total square footage of such Facility and (ii) such space is used for a purpose that is not inconsistent with Tenant’s use of the balance of the Facility for the Permitted Use and such use is not prohibited by applicable Legal Requirements.
21.5    Attornment. Tenant shall insert in any sublease to which Landlord may consent (without obligation for Landlord to do so) provisions satisfactory to Landlord which provide for the benefit of Landlord that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease (b) in the event this Lease shall terminate before the expiration of such

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sublease, the sublessee thereunder will attorn to Landlord and waive any right the sublessee may have to terminate the sublease or surrender possession under such sublease, and (c) in the event the sublessee receives a Notice from Landlord or Landlord’s assignees, if any, stating that Tenant is in default under this Lease, the sublessee shall thereafter be obligated to pay all rentals accruing under such sublease directly to the party giving such Notice, or as such party may otherwise direct. All rentals received from the sublessee by Landlord or Landlord’s assignees, if any, as the case may be, shall be credited against the amounts owed to Landlord under this Lease.
21.6    Management. Landlord consents to the management of the Facilities by Manager, Tenant, Subtenant, Guarantor or any Affiliate of any of the foregoing. As a condition to Subtenant or Tenant entering into a management agreement with a manager for all or any of the Facilities, Tenant shall cause Manager to deliver to Landlord a Subordination Non-Disturbance and Attornment Agreement in favor of Landlord and a Facility Mortgagee, if applicable. Except in connection with any Permitted Transfer which involves the Proposed Transferee or an Affiliate thereof managing the Facilities, Tenant agrees that it will not enter into any other management agreement (or similar arrangement) under which the right to manage the operations of the Facility is granted to a third party without the prior written consent of Landlord (not to be unreasonably withheld or delayed). Upon any assignment or execution of any such management agreement, the assignee shall agree to assume all of the obligations of the Manager under such management agreement and the Subordination Non-Disturbance and Attornment Agreement, a copy of which assignment shall be delivered to Landlord within two (2) business days of the effective date of such assignment.
21.7    Permitted Transfers. Notwithstanding anything in this Lease to the contrary, and provided that no Event of Default has occurred and is continuing, any of the following may be consummated without the consent of Landlord (each a “Permitted Transfer”):
(a)    a Transfer by any Tenant or Subtenant of all or a portion of its right, title and interest in and to this Lease or any Sublease, as applicable, to Guarantor or an Affiliate thereof, subject to the provisions of this Lease and the applicable Subordination and Non-Disturbance Agreements;
(b)    provided the Applicable Transfer Conditions are satisfied, a Transfer by any Tenant or Subtenant of all or a portion of its right, title, or interest in and to this Lease to any Person;
(c)    provided the Applicable Transfer Conditions are satisfied, a Transfer to any Person of any stock, partnership, membership, or other equity interests in any Tenant, Guarantor or any Tenant Control Party that would otherwise require Landlord’s consent under Section 21.3;

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(d)    an initial public offering of Guarantor, Tenant, Subtenant or any direct or indirect equity owner of the foregoing; and/or
(e)    any other Transfer that is not expressly prohibited under Article 21.
ARTICLE 22

INFORMATION FROM TENANT
22.1    Estoppel Certificates.
(a)    Tenant Certificates. At any time and from time to time, upon not less than twenty (20) days’ Notice by Landlord which notice shall make specific reference to this Section 22.1, Tenant shall furnish to Landlord or to the Facility Mortgagees and to any persons intending to purchase the Facilities or to lease the Facilities at the termination or expiration of this Lease an estoppel certificate (which shall be an Officer’s Certificate) certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications); the date to which the Rent has been paid; whether, to Tenant’s actual knowledge and belief, there exists any Event of Default or any situation which, with the giving of notice, passage of time, or both, would constitute an Event of Default hereunder, whether Tenant contends that Landlord is in default hereunder, and if Tenant so contends, the basis for such contention, the date upon which the Term terminates and such other information (which can be provided within twenty (20) days) as Landlord reasonably may request. The failure by Tenant to deliver such estoppel certificate to Landlord within twenty (20) days of Landlord’s request therefor shall be conclusively deemed to be Tenant’s certification (i) that this Lease is in full force and effect, without modification except as represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance hereunder, (iii) that not more than one month’s Rent has been paid in advance; and (iv) that all reports previously given to Landlord are true and correct. Any such certificate furnished pursuant to this Section 22.1 shall be addressed to Landlord and to any prospective purchaser or tenant of the Property and/or any Facility Mortgagee, as Landlord may request, and may be relied upon by the parties to whom such certificate is addressed.
(b)    Landlord Certificates. At any time and from time to time, upon not less than twenty (20) days’ Notice by Tenant, Landlord shall furnish to Tenant an estoppel certificate (which shall be an Officer’s Certificate) certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Base Rent has been paid, and whether to Landlord’s actual knowledge and belief there exists any Event of Default or any situation which with the giving of notice, passage of time, or both, would constitute an Event of Default hereunder, and if Landlord so contends, the basis for such contention, the date upon which the Term terminates, and such other information

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(which can be provided within twenty (20) days) as Tenant reasonably may request. In the event Landlord should fail to provide an estoppel certificate within the time allowed after Tenant’s request therefore duly made, such failure to respond shall be deemed to constitute Landlord’s certification that (i) this Lease is in full force and effect, without modification except as represented by Tenant in its request to Landlord, (ii) that there are no uncured defaults in Tenant’s performance and (iii) that not more than one month’s rent has been paid in advance. Any such certificate furnished pursuant to this Section 22.1(b) may be relied upon by Tenant and any assignee (so long as such assignee is approved and consented to by Landlord in accordance with Article 21) or lender of Tenant to whom such certificate is addressed.
22.2    Financial Information. Tenant shall furnish within the time periods specified with respect thereto, the following statements to Landlord:
(a)    Annual Financials/Tenant. As soon as available and in any event within fifty (50) days after the end of each Fiscal Year of Tenant, a copy of an annual unaudited report for such Fiscal Year of Tenant, including therein the balance sheet statement of earnings and statement of cash flow for such Fiscal Year, in each case certified in a manner reasonably acceptable to Landlord by independent certified public accountants of recognized standing and reasonably acceptable to Landlord. If an Event of Default is continuing, Landlord may require that such annual report be audited by the aforementioned accountants;
(b)    Quarterly Financials/Tenant. As soon as available and in any event within thirty (30) days of the end of each calendar quarter of each Fiscal Year of Tenant, a balance sheet, statement of earnings and statement of cash flow of Tenant for such quarter and for the Fiscal Year to date setting forth in comparative form and details the figures for the corresponding period of the previous Fiscal Year, certified by an officer of Tenant, and a Certificate of Compliance in the form attached hereto as Exhibit J and incorporated herein by this referenced signed by an officer of Tenant (the “Quarterly Compliance Certificate”);
(c)    Monthly Facility Information. As soon as available after the end of each month but in any event no later than thirty (30) days after the end of the preceding month, (i) an itemized balance sheet and operating statement for each Facility’s operations by month and year to date showing all revenues and operating costs of the Facility, (ii) a schedule in form reasonably satisfactory to the Landlord but excluding such information as Tenant reasonably determines is required to be deleted in order for Tenant and Landlord to comply with their obligations under Section 22.3 of this Lease, setting forth by unit number the name, charges and source of payment of or for each resident and showing whether any amounts are past due from the resident and (iii) a monthly occupancy summary showing percentage occupancy and pay source;
(d)    Capital Expenditure Compliance Certificate. Within fifty (50) days after the end of each Fiscal Year, a certificate of compliance certified by an officer of Tenant stating:

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(i) the amount of Capital Expenditures made at each Facility during the prior year, (ii) whether the Cumulative Minimum Portfolio Capex Target Amount and Minimum Facility Capex Amount was met for the prior year, and (iii) if the Cumulative Minimum Portfolio Capex Target Amount and Minimum Facility Capex Amount has not been met, stating the amount to be deposited into the Cap Ex Account. At Landlord’s written request, Tenant shall provide to Landlord copies of invoices or other reasonable supporting documentation for the Capital Expenditures reflected in each such annual certificate of compliance.
(e)    Notice to Authorities. Concurrently with any material notice from Tenant to any Authority, copies of such notice;
(f)    Other Information. Such other information about Tenant, Subtenant, Manager and its/their operations at the Facility as Landlord (provided Landlord is not a Restricted Landlord) or any Facility Mortgagee may reasonably request from time to time including, without limitation, such information as may be required to satisfy requirements of the Securities and Exchange Commission.
22.3    Confidentiality of Protected Health Information. For purposes of this Section of this Lease, “protected health information”, or PHI, shall have the meaning defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164 (the “Privacy Standards”), as promulgated by the Department of Health and Human Services (“HHS”) pursuant to the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). Tenant agrees to reasonably safeguard PHI from any intentional or unintentional disclosure in violation of the Privacy Standards by implementing appropriate administrative, technical and physical safeguards to protect the privacy of PHI. Tenant further agrees to implement as required by law appropriate administrative, technical and physical safeguards to limit incidental disclosures of PHI, including disclosures to Landlord, its subcontractors and agents. The parties agree that neither the Landlord nor its contractors, subcontractors or agents shall need access to, nor shall they use or disclose, any PHI of Tenant. However, in the event PHI is disclosed by Tenant or its agents to Landlord, its contractors, subcontractors or agents, regardless as to whether the disclosure is inadvertent or otherwise, Landlord agrees to take reasonable steps to maintain, and to require its contractors, subcontractors and agents to maintain, the privacy and confidentiality of such PHI. The parties agree that the foregoing does not create, and is not intended to create, a “business associate” relationship between the parties as that term is defined by the Privacy Standards.
ARTICLE 23

FACILITY MORTGAGES

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(g)    Without the consent of Tenant, Landlord may, subject to the terms and conditions set forth below in this Article, from time to time, directly or indirectly, create or otherwise cause to exist any mortgage, deed of trust or lien (“Encumbrance”) upon the Property, or any portion thereof or interest therein, whether to secure any borrowing or other means of financing or refinancing. Except as otherwise expressly stated herein, any such Encumbrance shall provide that it is subject to the rights of Tenant under this Lease; provided, however, that Tenant agrees that its interest under this Lease is subordinate to any mortgage or deed of trust that may hereafter from time to time be recorded on the Property, and to any and all advances made or to be made thereunder, and to renewals, replacements and extensions thereof. Any such subordination, however, shall be subject to the condition precedent that the mortgagee under such mortgage or the beneficiary under such deed of trust enter into a written non-disturbance and attornment agreement with Tenant, in form and content reasonably satisfactory to such lender and Tenant, or in a form customarily used by institutional lenders, whereunder it is agreed that in the event of a sale or foreclosure under such mortgage or deed of trust, the purchaser of the Facilities (including the mortgagee or beneficiary under such mortgage or deed of trust), shall acquire or hold the Facilities subject to this Lease and Tenant’s rights hereunder so long as no Event of Default exists. Tenant hereby agrees to recognize such purchaser as the landlord under this Lease and agrees to attorn to such purchaser and, if instructed to do so by such purchaser, to make rental payments directly to it. Such subordination agreement may also include an acknowledgment by Tenant that any purported cancellation of this Lease, reduction in its effective rate of rent, shortening of its term or extension of its term at a reduced effective rate of rent, shall not be binding upon any encumbrancer or any other person, firm or corporation acquiring the Property at any sale or other proceedings, or pursuant to the exercise of any rights, powers or remedies under any Encumbrance, without such encumbrancer’s prior written consent.
(h)    To the extent required by a Facility Mortgagee and provided that Landlord is not a Restricted Landlord, Tenant agrees to reasonably cooperate with Landlord with respect to Landlord securing any indebtedness or any other Encumbrance placed on the Facilities in accordance with the provisions of this Article 23, which cooperation shall include, without limitation, upon Landlord’s request, (i) Tenant agreeing to be bound by certain terms of such financing provided such terms do not materially increase the monetary obligations of Tenant and are customarily required by institutional lenders at the time (and Tenant shall agree to be bound so long as any increase in a monetary obligation beyond a de minimis extent is, at Tenant’s election, either satisfied directly by Landlord or promptly reimbursed to Tenant by Landlord), (ii) Tenant’s payment of Rent and Additional Charges to a lockbox or other account designated by the Facility Mortgagee, (iii) establishment of a lockbox mechanism (for the benefit of a Facility Mortgagee) to collect subrent from Subtenants, (iv) modifications to the SPE requirements in Schedule 17.1 in line with customary lending market practices at the time, and application of such requirements to Subtenants, (v) Tenant to give each Facility Mortgagee notice of all material defaults of Landlord

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under this Lease, and to provide such Facility Mortgagee with a reasonable opportunity to cure such default, not to exceed thirty (30) days, before the Tenant exercises any rights or remedies in respect thereof and (vi) maintenance and submission of financial records and accounts that relate exclusively to the operation of the Facilities and other information regarding operator, Tenant and Subtenant, and the Facilities themselves. Notwithstanding the foregoing, Tenant shall not be required to comply with, or agree to, (A) any decrease of rights, except to a de minimis extent, (B) financial covenants in addition to those contained in either Section 11.3, (C) any revisions to the financial covenants in Section 11.3, or (D) any obligation that would materially adversely affect the use or operation of a Facility. The parties hereto acknowledge that (x) an increase in the monetary obligations of Tenant shall not in and of itself constitute a decrease in Tenant’s rights and (y) Tenant’s compliance with any matter set forth in clauses (ii) – (iv) immediately above, in each case, shall not in and of itself constitute a decrease in Tenant’s rights.
ARTICLE 24

LIMITATION OF LIABILITY
24.1    Landlord’s Liability. Tenant specifically agrees that neither Landlord, nor any officer, shareholder, employee or agent of Landlord, shall be held to any personal liability, jointly or severally, for any obligation of, or claims against Landlord. Notwithstanding any other provisions of this Lease which may be to the contrary, Tenant agrees to look solely to Landlord’s equity interest in the Property for recovery of any judgment under this Lease. The provisions of this Section shall not limit any right that Tenant might otherwise have under this Lease for specific performance or other injunctive relief against Landlord. In no event shall Landlord (original or successor) or any Affiliate of Landlord be required to respond in monetary damages from Landlord’s assets other than Landlord’s equity interest in any portion of the Property. Furthermore, in no event shall Landlord or any Affiliate of Landlord (original or successor) ever be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.
24.2    Tenant’s Liability. Landlord specifically agrees that no officer, shareholder, employee or agent of Tenant shall be held to any personal liability, jointly or severally, for any obligation of, or claims against Tenant. Furthermore, in no event shall Tenant or any Affiliate of Tenant (original or successor) ever be liable to Landlord for any indirect or consequential damages suffered by Landlord from whatever cause.
ARTICLE 25

MISCELLANEOUS.

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25.1    Landlord’s Right to Inspect. Landlord and its authorized representatives may, at any time and from time to time, upon reasonable notice to Tenant, inspect the Facilities during usual business hours subject to any security, health, safety or resident confidentiality requirements of Tenant or any governmental agency, or created by any Insurance Requirement or Legal Requirement relating to the Facilities; provided, however, if an Event of Default has not occurred and is continuing, (a) Landlord or its representatives shall have scheduled an appointment with a person designated in writing to Landlord by Tenant (the “Designated Representative”), (b) such Designated Representative shall accompany Landlord or its representative (if so required by Tenant), and (c) Landlord shall provide not less than five (5) days’ prior written notice to Tenant (which notice may be via email to NHI.portfolio@holidaytouch.com).
25.2    No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy provided hereunder, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by applicable law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
25.3    Remedies Cumulative. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy. The exercise or beginning of the exercise by Landlord or Tenant of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies. The provisions of this Section are subject in all respects to the provisions of Article 24.
25.4    Acceptance of Surrender. No surrender to Landlord of this Lease or of all or any portion of or interest in the Facilities shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender by Tenant.
25.5    No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby if the same person, firm, corporation or other entity acquires, owns or holds, directly or indirectly, this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate, and the fee estate in the Property.
25.6    Conveyance by Landlord. If Landlord or any successor owner of the Property conveys the Property in accordance with the terms hereof (other than as security for a debt), and the grantee or transferee of the Property expressly assumes all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor

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owner, as the case may be, thereupon shall be released from all liabilities and obligations of Landlord under this Lease arising after such conveyance or transfer.
25.7    Quiet Enjoyment. So long as Tenant pays all Rent as the same becomes due and fully complies with all of the terms of this Lease and fully performs its obligations hereunder when due or within any cure period provided for herein, Tenant shall peaceably and quietly have, hold and enjoy the Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to the Permitted Encumbrances and/or any liens and encumbrances of record hereafter consented to by Tenant.
25.8    Notices. All notices, demands, requests, consents, approvals and other communications (“Notice” or “Notices”) hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or received by telegraphic or other electronic means (including e-mail, telecopy and telex) or, if mailed, five days after being deposited in the United States mail, certified or registered mail, postage prepaid, or if sent via Federal Express or similar courier service via overnight delivery, the next business day following receipt, addressed to the respective parties as follows (or to such other address as a party may hereafter designate):

If to Tenant:	c/o Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attn: Cameron MacDougall
Tel: (212) 479-1522
Email: cmacdougall@fortress.com

and a copy to:	c/o - Holiday Retirement
5885 Meadows Rd., Suite 500
Lake Oswego, OR 97035
Attn: Chief Legal Officer
Email: legal@holidaytouch.com

and a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attn: Neil Rock
Tel: (212) 735-3787
Fax: (917) 777-3787
Email: neil.rock@skadden.com

If to Landlord:	National Health Investors, Inc. 222 Robert Rose Drive

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Murfreesboro, TN 37129
Attention: Kristin S. Gaines
Telecopy No.: 615-225-3030
Email: kgaines@nhireit.com

and a copy to:	Harwell Howard Hyne Gabbert & Manner, P.C.
c/o John Brittingham
333 Commerce Street, Suite 1500
Nashville, TN 37201
Fax: (615) 251-1059
Email: john.brittingham@h3gm.com

25.9    Survival of Terms; Applicable Law. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable for any reason whatsoever, the remainder of this Lease and any other application of such term or provisions shall not be affected thereby. If any late charge or any interest rate provided for in any provision of this Lease based upon a rate in excess of the maximum rate permitted by applicable law, such charges shall be fixed at the maximum permissible rate. Subject to any limitations on assignment contained in this Lease, all the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The Recitals to this Lease are incorporated herein by this reference. This Lease shall be governed by and construed in accordance with the laws of the State of New York.
25.10    Exculpation of Officers and Agents. This Lease is made on behalf of Landlord and Tenant by an officer of each, not individually, but solely in his capacity in such office as authorized by the managers or directors of each, pursuant to their respective bylaws. The obligations of this Lease are not binding upon, nor shall resort be had to the private property of, any of the managers, directors, shareholders, officers, members, employees or agents of Landlord or Tenant.
25.11    Licenses Following Termination; Tenant’s Cooperation.
(a)    To the extent not then prohibited by applicable Legal Requirements, unless otherwise directed by Landlord, upon the expiration or termination of the Term, Tenant shall use reasonable good faith efforts to (i) transfer to Landlord or Landlord’s nominee (or to cooperate with Landlord or Landlord’s nominee in connection with the processing by Landlord or Landlord’s nominee of any applications for) all Licenses then in effect which relate to the operation of the Facilities and/or cooperate with Landlord or its nominee in their efforts to secure licenses for which Landlord or its nominee wishes to apply and which may be required by Landlord or Landlord’s nominee relating to the ownership and operation of the Facilities (provided, however, that the costs

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and expenses of any such transfer or the processing of any such application shall be paid by Landlord or Landlord’s nominee), and (ii) file all final cost reports, if any, relating to Tenant’s operation of the Facilities.
(b)    Tenant acknowledges and agrees that to the extent and only to the extent permitted by law, title to (i) any zoning or building approvals, or other governmental approvals (the “Approvals”) which, by their nature, pertain to the Facilities, its ownership and its use and occupancy and (ii) all licenses and permits which, by their nature, pertain specifically to the Facilities, its ownership and its use and occupancy shall, in every respect, be and remain with the Facilities or Landlord, as the case may be, and are not and shall not be the property of Tenant. Tenant shall take no action and shall have no right, power or authority to encumber same except in favor of Landlord and then only to the extent permitted by applicable law or to sell, assign or transfer same to any third person other than Landlord or its nominee in accordance with the provisions of Section 25.11(a), either during the Term or upon any termination of this Lease, or to use, in any manner which would impair or adversely affect the use of such Approvals with respect to the Facilities, such Approvals at any other location.
(c)    Upon the expiration or earlier termination of the Term, Tenant shall execute in favor of the Landlord the Assignment of Resident Agreements, to the extent and only to the extent permitted by law, and the Assignment of Contracts and Operating Leases. In addition, Tenant shall cooperate with Landlord in order to ensure a smooth transfer without interruption of the operation of the Facilities from Tenant to Landlord or Landlord’s nominee. Such cooperation shall include, without limitation, turning over (i) all Records and other information with respect to residents of the Facilities which are in the possession of Tenant or any Affiliate of Tenant (subject to applicable Legal Requirements governing confidentiality of resident records, Tenant agreeing, however, that Tenant’s cooperation under this subparagraph (c) shall include cooperation in facilitating requests to the residents of the Facilities to consent to the transfer of such records), and (ii) a cash amount equal to all prepaid income, rents, and revenues of any kind with respect to the Facilities, including, but not limited to, security deposits, rents and other sums paid by residents covering any period from and after the date of such expiration or termination, but reduced to the extent and amount any such prepaid items must be, and are, refunded to the payor(s) by Tenant.
(d)    Upon the expiration or earlier termination of this Lease, Tenant shall reasonably cooperate with Landlord or its designee to facilitate and effectuate the transitioning of the operations of the Facilities to Landlord or its designee.
25.12    Memorandum of Lease. Landlord and Tenant shall, concurrently with the execution of this Lease, enter into a short form memorandum of this Lease for the Facilities in form suitable for recording under the laws of the State. Tenant shall be responsible for all costs and expenses of recording such memorandum of this Lease.

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25.13    Entire Agreement; Modifications. This Lease contains the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes any and all other prior oral or written agreements, communications, covenants, representations or warranties between the parties regarding the subject matter hereof. No provision of this Lease may be waived, amended, supplemented or otherwise modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.
25.14    Attorneys’ Fees. During the Term each party shall pay all reasonable legal fees and other out-of-pocket costs of the other incurred in connection with any event which would after due notice and the passage of time would constitute an Event of Default if not cured; and in the event either party brings an action to enforce any of the terms hereof or in connection herewith, the prevailing party in such action shall be entitled to and the losing party agrees to pay the reasonable attorneys’ fees and expenses, including attorneys’ fees and expenses of appellate proceedings, of the prevailing party. Tenant shall be responsible for Landlord’s reasonable attorneys’ fees and expenses in connection with the administration and enforcement of this Lease, including without limitation, any renewals, modifications or extensions of this Lease, and the review of any documents related to Landlord consents. Tenant shall be responsible for Landlord’s reasonable attorneys’ fees and expenses in the event Tenant requests that Landlord amend the Lease, grant an easement over the Property or execute and deliver an estoppel certificate.
25.15    Time is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Lease, including, but in no way limiting the generality of the foregoing, with respect to each and every time constraint and deadline imposed by the terms of this Lease. The parties intend that they be strictly bound by the provisions concerning the timing performance of their respective obligations contained in this Lease. Further, if any attempt is made by either party to perform an obligation required by it to be performed or comply with a provision of this Lease required by it to be complied with, in any manner, other than in strict compliance with the time constraints applicable thereto, even if such purported attempt is but one day late, then such purported attempt at performance or compliance shall be deemed (i) a violation of this “Time is of the Essence” clause, (ii) in contravention of the intent of the parties thereto and (iii) null and void and of no force and effect.
25.16    Submission to Jurisdiction. Landlord and Tenant each hereby irrevocably:
(i)    submits, in any legal proceeding related to this Lease, to the non-exclusive in personam jurisdiction of New York or any United States court of competent jurisdiction sitting in any State and agree to suit being brought in any such court;
(ii)    waives any objection that it may now or hereafter have to the venue of such proceeding in any such court located in any county in which

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the Facilities is located, or New York County, New York or that such proceeding was brought in any inconvenient court; and
(iii)    agrees that nothing herein shall affect the right of either party to bring any legal proceedings (including a proceeding for enforcement of a judgment entered by any of the aforementioned courts) against the other party in any other court or jurisdiction in accordance with applicable law.
25.17    Waiver of Jury Trial. EACH OF LANDLORD AND TENANT HEREBY SEVERALLY, VOLUNTARILY, KNOWINGLY AND INTELLIGENTLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF OR IN CONNECTION WITH, OR IN ANY WAY RELATED TO, DIRECTLY OR INDIRECTLY, THIS LEASE, AND/OR ANY RELATIONSHIP, COURSE OF CONDUCT OR DEALINGS OR NEGOTIATIONS PERTAINING TO ANY OF THE FOREGOING. EACH OF LANDLORD AND TENANT SEVERALLY ACKNOWLEDGES THAT THIS WAIVER OF JURY TRIAL IS A MATERIAL INDUCEMENT TO LANDLORD AND TENANT TO ENTER INTO THIS LEASE, AND THAT EACH OF LANDLORD AND TENANT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL, SELECTED BY SUCH PARTY’S OWN FREE WILL, AND HAS HAD AN OPPORTUNITY TO CONSULT WITH SUCH INDEPENDENT LEGAL COUNSEL CONCERNING THE LEGAL EFFECT OF THIS WAIVER.
25.18    Use of Counterparts. This Lease may be executed in two or more counterparts and each counterpart shall be deemed to be an original. Facsimile or e-mailed signatures shall be sufficient to evidence any party’s agreement to this Lease and to bind such party hereto.
25.19    Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event on which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the 5:00 PM Central Time on the next day which is not a Saturday, Sunday or a legal holiday.
25.20    General REIT Provisions. Tenant understands that, in order for Landlord’s Affiliate, NHI, or any successor Affiliate that is a real estate investment trust for U.S. federal income tax purposes (a “REIT Affiliate”), to qualify as a real estate investment trust, certain requirements under the Code (the “REIT Requirements”) must be satisfied, including the provisions of Section 856 of the Code. Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any (other than pursuant to a residency agreement), and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that the REIT Requirements are satisfied, including providing Landlord or any REIT Affiliate with information about the direct ownership of Tenant and Guarantor. Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or any REIT Affiliate, which request shall be made concurrently with or

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prior to the granting of any required consent by Landlord to an action by Tenant hereunder, if applicable, to take all action reasonably necessary to ensure compliance with the REIT Requirements. Landlord shall fully reimburse Tenant and its Affiliates for any and all reasonable out-of-pocket costs, expenses or liabilities arising out of, connected with or in any manner related to such request by Landlord or such action; provided, however, if such request is made, or action taken, as a result of (i) an act of Tenant, Guarantor or an Affiliate of either (other than a Qualified Fund LP or its direct or indirect owners), (ii) a change in direct or indirect ownership of Tenant, Guarantor or an Affiliate of either (other than a Qualified Fund LP or its direct or indirect owners), (iii) any matter requiring the consent of Landlord hereunder, (iv) the occurrence or continuance of an Event of Default, or (v) any matter under the control of Tenant, Guarantor or an Affiliate of either (other than a Qualified Fund LP or its direct or indirect owners), Landlord shall not be responsible to reimburse Tenant and its Affiliates for any such out-of-pocket costs, expenses or liabilities and Tenant shall fully reimburse Landlord for any and all reasonable attorneys’ fees incurred in connection with such matters.
25.21    Lease Consolidation. Notwithstanding anything to the contrary in this Lease or any other lease to which Landlord or any Affiliate thereof is a party, in the event Landlord or any Affiliate thereof is entitled pursuant to any other lease (the “Other Lease”), to cause such lease to be combined or consolidated with this Lease (the “Combined Lease Right”), then (a) the Combined Lease Right shall be deemed waived by Landlord and its Affiliate, as applicable, (b) the Combined Lease Right shall not be enforceable against Tenant, Guarantor, any Affiliate thereof, or any of their respective successors and assigns or any Person that is a party to the Other Lease, as tenant or tenants, and (c) Landlord shall not, and shall cause its Affiliate to refrain from, exercising the Combined Lease Right.
25.22    Designated Parties. Landlord hereby designates NHI-REIT OF NEXT HOUSE, LLC to act for and on behalf of all Landlords with respect to matters related to this Lease, including, without limitation, for the purpose of obtaining consents.
25.23    State-Specific Provisions. The provisions in Schedule 25.23 are hereby incorporated by reference, and will be applicable in respect of Facilities in the respective states indicated in such Schedule.
25.24    Compliance with SPE Requirements. Tenant and each Subtenant shall comply with the special purpose entity requirements (“SPE Requirements”) set forth on Schedule 25.24.
ARTICLE 26

NON COMPETITION PROVISIONS.

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Tenant covenants and agrees that, for a period commencing on the Restricted Period Effective Date (as hereinafter defined) and expiring on the Restricted Period Termination Date (the “Restricted Period”), no Tenant Control Party will directly or indirectly: (a) develop, construct, finance or invest in the development, redevelopment, or construction of any Competing Facility (as hereinafter defined); (b) participate in the development, redevelopment, construction or financing of, any Competing Facility; (c) act as an officer, director, member, employee, principal, agent, representative, consultant, investor, owner, developer, partner, manager, or joint venturer in or with respect to the development, redevelopment, or construction of any Competing Facility; or (d) permit his, her, or its name to be used by, or in connection with, the development, redevelopment, or construction of any Competing Facility. For purposes of this Article 26 a “Competing Facility” shall be an independent living facility developed, redeveloped or constructed after the date of this Lease, that (a) competes in any direct or indirect way with, or is comparable in any way to, any Facility and (b) is located within a 10-mile radius of any Facility leased by the applicable Tenant Control Party, excluding (i) any independent living facility in respect of which construction or development or redevelopment has commenced as of the date of this Lease and (ii) any independent living facility constructed or developed or redeveloped, or the construction or development or redevelopment of which commenced, by or on behalf of any Successor Entity (as hereinafter defined) after the date of this Lease, but on or prior to the date such Person enters into a definitive agreement that, if consummated, would result in such Person becoming a Successor Entity. “Restricted Period Effective Date” shall mean, with respect to any Tenant, Guarantor or any Successor Entity, the date such Person became a party to this Lease or a Guaranty. “Restricted Period Termination Date” shall mean, with respect to any Tenant, Guarantor or any Successor Entity, the earlier of (i) the date such Person ceases to be a party to this Lease or a Guaranty following a Transfer that does not breach the terms of this Lease and (ii) the termination or expiration of this Lease. “Successor Entity” means any Person that is a successor to Tenant, Subtenant or Guarantor. The provisions of this Article 26 shall survive the expiration or termination of this Lease. Tenant understands and acknowledges that the violation of this covenant not to compete by a Tenant Control Party, would cause irreparable harm to Landlord and Landlord would be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining each Tenant Control Party, from any act prohibited by this Article 26. Tenant and Landlord recognize and acknowledge that the area and time limitations contained in this Article 26 are reasonable. In addition, Tenant and Landlord recognize and acknowledge that the area and time limitations are properly required for the protection of the business interests of Landlord due to the status and reputation of Tenant in the industry. The parties agree that nothing in this Article 26 shall be construed as prohibiting Landlord from pursuing any other remedies available to it for any breach or threatened breach of this covenant not to compete, including the recovery of damages from Tenant or any other Person acting in concert with Tenant. Tenant agrees that, in the event that Tenant, or any subsidiary thereof, breaches this covenant not to compete, Tenant will pay reasonable attorney’s fees and expenses incurred by Landlord in enforcing this covenant not to compete.

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It is further agreed that if at any time it shall be determined that this covenant not to compete is unreasonable as to time or area, or both, by any court of competent jurisdiction, Landlord shall be entitled to enforce this covenant for such period of time and within such area as such court may determine to be reasonable.
ARTICLE 27
CONFIDENTIALITY
27.1    Obligation of Confidence. Except as otherwise provided in this Article 27, each of Tenant and Landlord shall keep confidential all Confidential Information provided to it or its agents, employees, or representatives by the other and shall not, without other party’s prior consent, disclose such information in whole or in part to any Person.
27.2    Permitted Disclosures. Notwithstanding anything to the contrary contained herein:
(a)    Tenant and Landlord, as applicable (the “Disclosing Party”) may disclose (i) such information to its respective Affiliates, counsel, accountants, lenders, underwriters, tax advisors and consultants as necessary to conduct the business of such Disclosing Party (or any of its Affiliates) in the ordinary course and consistent with past practices or (ii) any information which has otherwise become publicly available through no fault of the recipient party.
(b)    Each of Tenant and Landlord (or any of their respective Affiliates) shall be able to disclose such Confidential Information as is, in the good faith judgment of such Person’s counsel, accountants or advisors, required or reasonably advisable to be disclosed by operation of law, rule, regulation or legal process, a governmental agency such as the Internal Revenue Service or Securities and Exchange Commission, or a stock exchange such as the New York Stock Exchange, court order or requirement of any Governmental Authority (including, without limitation, in connection with the preparation for, or consummation of, a public offering of debt or equity by Landlord or an Affiliate thereof).
(c)    Each of Tenant (if Tenant is a Publicly Traded Company (as defined in the Guaranty)) and Landlord (or any of their respective Affiliates) shall be entitled to disclose such Confidential Information as is, in the good faith judgment of the disclosing party’s counsel, accountants or advisors, required or reasonably advisable to be disclosed in connection with such party’s (or any of its Affiliates’) quarterly earnings results or financing activities, including the name of the non-disclosing party and the Facilities, the amount invested by Landlord in the Facilities and the rent payable under this Lease.

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(d)    Landlord (or any of its Affiliates) shall be entitled to disclose such Confidential Information as is commonly disclosed by other publicly traded landlords under leases of facilities similar to the Facilities, including the name of the Tenants and the Facilities, the amount invested by Landlord in the Facilities and the rent payable under this Lease.
(e)    The Disclosing Party shall be responsible for any breach of this Article 27 by such party’s officers, directors, agents, and employees but shall not be liable to the non-disclosing party (the “Non-Disclosing Party”) for any breach by any counsel, accountants, underwriters, advisors or consultants if the Disclosing Party enters into a confidential relationship or confidentiality arrangements with such Person and assigns to the Non-Disclosing Party the Disclosing Party’s rights under such confidentiality agreement, confidentiality relationship, or other obligations.
27.3    Confidential Information Defined. The term “Confidential Information” means terms and provisions of this Lease and all and any data, reports, forecasts, records, agreements, and other information furnished by a Non-Disclosing Party or by any of its representatives or advisors to the Disclosing Party that is material and proprietary, but shall not apply to any Confidential Information that (a) was known to the Disclosing Party prior to the Non-Disclosing Party’s disclosure of such Confidential Information to the Disclosing Party(unless the Disclosing Party’s knowledge was obtained confidentially or from a source that to the Disclosing Party’s knowledge was not permitted to disclose such Confidential Information to the Disclosing Party) or (b) becomes available to the Disclosing Party on a non-confidential basis from a source (other than the Non-Disclosing Party or any of its employees, agents, representatives, or advisors) who to the knowledge of the Disclosing Party is not prohibited from disclosing such Confidential Information to the Disclosing Party by any legal, contractual, or fiduciary obligation.
27.4    Injunctive Relief. Each of Landlord and Tenant acknowledges that remedies at law may be inadequate to protect against breach of the provisions of this Section 16, and hereby in advance agrees that the Non-Disclosing Party shall not be obligated to establish actual damages or the inadequacy of monetary damages in seeking an injunction. Such injunctive relief will not be deemed to be the exclusive remedy for a breach by a Disclosing Party of the provisions of this Section 16, but will be in addition to all other rights and remedies available at law or in equity to the Non-Disclosing Party.
27.5    Suspension Period. Each of Landlord and Tenant shall have the right to temporarily suspend the other party’s obligation to provide it with Confidential Information pursuant to the terms of this Lease or otherwise for a specified period of time or for a period of time terminating upon the occurrence of a specified event, including notice from the Non-Disclosing Party (the “Suspension Period”). During the Suspension Period, the applicable party shall, if requested by the Non-Disclosing Party, deliver such Confidential Information to a third party in a confidential relationship with the Non-Disclosing Party. Upon expiration or termination of the Suspension Period, the applicable party will deliver to the Non-Disclosing Party within three business days all

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Confidential Information that the Disclosing Party otherwise would have been required to deliver during the Suspension Period and shall immediately, once again, be subject to all of the information delivery requirements set forth in this Lease.
ARTICLE 28
SEVERED LEASE
28.1    Severed Lease. Landlord shall have the right, at any time and from time to time during the Term, by written notice to Tenant, to require Tenant to execute an amendment to this Lease whereby one or more Facilities (individually, a “Transferred Facility” or collectively, “Transferred Facilities”) are separated and removed from this Lease (a “Lease Severance”), and simultaneously to execute a substitute lease with respect to such Transferred Facility(ies), in which case:
(a)    Severed Lease Terms. Landlord and Tenant shall execute a new lease (the “Severed Lease”) for such Transferred Facility(ies), effective as of the date specified in Section 28.3 below (the “Property Transfer Date”), in the same form and substance as this Lease, but with the following changes thereto:
(i)    Minimum Rent. The initial Minimum Rent for such Transferred Facility(ies) shall be an amount equal to the Allocated Facility Rent for the Transferred Facility(ies). Any rental escalations required under this Lease shall be made under the Severed Lease on the same date and in the same manner as is required under this Lease, in the full amount required as if such Transferred Facility(ies) had been under the Severed Lease.
(ii)    Liabilities and Obligations. The Severed Lease and this Lease (as amended) shall provide that the tenant under this Lease following the Lease Severance (A) shall continue to be responsible for the payment, performance and satisfaction of all duties, obligations and liabilities arising under this Lease, insofar as they relate to the Transferred Facility(ies), that were not paid, performed and satisfied in full prior to the Property Transfer Date and (B) shall not be responsible for the payment, performance or satisfaction of any duties, obligations and liabilities, insofar as they relate to the Transferred Facility(ies), arising after the Property Transfer Date.
(b)    Deletion of Provisions. At the election of Landlord, Section 25.20 of the Severed Lease pertaining to the REIT status of NHI shall be deleted.

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(c)    Secured Amount; Capital Expenditures Reserve. Such Severed Lease shall contemplate both a security deposit and tax and insurance escrows and capital expenditures reserve in the same manner and fashion as required by this Lease with respect to the particular Facility. Such security deposit or capital expenditure reserve amounts under the Severed Lease shall initially be funded by Landlord out of the Cap Ex Account, tax and insurance escrow and the Security Deposit, as applicable, previously provided by Tenant. The Security Deposit under the Severed Lease shall be equal to an amount determined by multiplying (i) the Security Deposit under this Lease at the applicable time by (ii) a fraction determined by dividing the Allocated Facility Rent attributable to such Facility by the aggregate Base Rent.
(d)    Replacement Guaranties. Contemporaneously with the execution of any Severed Lease, Guarantor shall execute a new guaranty for each of this Lease and each Severed Lease, pursuant to which Guarantor shall separately guaranty Tenant’s obligations under this Lease (as amended) and each Severed Lease on the same terms and to the same extent as Tenant’s obligations under this Lease are guaranteed by Guarantor pursuant to the then existing Guaranty, and thereupon, the then existing Guaranty with respect to this Lease shall be automatically be deemed terminated and of no further force or effect.
(e)    Collateral. Each tenant under a Severed Lease will execute any documentation reasonably necessary for Landlord to maintain its security interest in the collateral of such tenant as is currently secured under this Lease.
28.2    Amendments to this Lease. Upon execution of such Severed Lease, and effective as of the Property Transfer Date, this Lease shall be deemed to be amended as follows:
(a)    the Transferred Facility(ies) shall be excluded from the Facilities hereunder;
(b)    Base Rent hereunder shall be reduced by an amount equal to the Allocated Facility Rent for the Transferred Facility(ies); and
(c)    the Exhibits and Schedules attached hereto and any Security Deposit shall be amended and reduced, respectively, to delete and eliminate the Transferred Facility(ies) therefrom and reduce the Secured Deposit under this Lease as a result of the elimination of the Transferred Facility(ies) in accordance with the computation provided in Sections 28.1(c) above.
The foregoing amendments shall occur automatically and without the necessity of any further action by Landlord or Tenant, but, at either Landlord’s or Tenant’s election, the same shall be reflected in a formal amendment to this Lease, which amendment shall be promptly executed by Landlord and Tenant.

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28.3    Effective Date. Any Severed Lease shall be effective on the date which is the earlier of: (i) the date the Severed Lease is fully executed and delivered by the parties thereto and (ii) the date specified in the written notice from Landlord to Tenant requiring a Severed Lease as described above, which date shall be no sooner than ten (10) days, nor later than sixty (60) days, after the date such notice is issued.
28.4    Other Undertakings. Landlord and Tenant shall take such actions and execute and deliver such documents, including without limitation the Severed Lease and an amendment to this Lease, as are reasonably necessary and appropriate to effectuate fully the provisions and intent of this Article 28.
28.5    Miscellaneous. Notwithstanding anything contained herein which may be construed to the contrary (a) Tenant’s compliance with Section 11.3 (Lease Coverage Ratio) shall be measured on a combined basis across this Lease and all other Severed Leases as if Landlord had not caused this Lease to be severed and (b) except as amended in accordance with the foregoing, this Lease (as amended following the creation of a Severed Lease) and any Severed Lease shall each be on the same terms as provided herein, regardless of whether the provisions thereof are expressed to relate to multiple Facilities.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease to become effective as of December 23, 2013.
TENANT:
NH MASTER TENANT LLC, a Delaware limited liability company
By: /s/Christopher J. Bouchard
Name: Christopher J. Bouchard
Title: Secretary
STATE OF OREGON        :
: ss
COUNTY OF CLACKAMAS    :
On this, the 19 day of December, 2013, before me, the undersigned officer, personally appeared Christopher J. Bouchard, who acknowledged himself to be the Secretary of NH Master Tenant LLC, a Delaware limited liability company (“Company”), and being duly sworn according to law deposes and says that he, as such officer, being authorized to do so, executed

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the foregoing Instrument for the purposes therein contained, by signing the name of the Company by himself as Secretary.
IN WITNESS WHEREOF, I hereunto set my hand and official seal the day and year first above written.

/s/Leah Renae Kuor
Leah Renae Kuor
Notary Public for Oregon
My Commission Expires: April 23, 2014

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LANDLORD:
NHI-REIT OF NEXT HOUSE, LLC, a Delaware limited liability company
By: /s/ J. Justin Hutchens
Name:    J. Justin Hutchens
Title:    President
STATE OF TENNESSEE    )
)
COUNTY OF RUTHERFORD    )
Before me, Kimberly V. Ouimet, a Notary Public of said County and State, personally appeared J. Justin Hutchens, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the President of NHI-REIT of Next House, LLC , a Delaware limited liability company, the within named bargainor, and that he as such President of the corporation, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation, and on its behalf, by himself as President of the corporation.
Witness my hand and seal, at Office in Murfreesboro, Tennessee, this 20th day of December, 2013.

/s/Kimberly V. Ouimet
Kimberly V. Ouimet
Notary Public

My Commission Expires: October 20, 2014

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LANDLORD:
MYRTLE BEACH RETIREMENT RESIDENCE LLC,
an Oregon limited liability company
By: /s/J. Justin Hutchens
J. Justin Hutchens
President
STATE OF TENNESSEE    )
)
COUNTY OF RUTHERFORD    )
Before me, Kimberly V. Ouimet, a Notary Public of said County and State, personally appeared J. Justin Hutchens, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the President of MYRTLE BEACH RETIREMENT RESIDENCE LLC, an Oregon limited liability company, , the within named bargainor, and that he as such President of the corporation, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation, and on its behalf, by himself as President of the corporation.
Witness my hand and seal, at Office in Murfreesboro, Tennessee, this 20th day of December, 2013.
/s/Kimberly V. Ouimet
Kimberly V. Ouimet
Notary Public

My Commission Expires: October 20, 2014

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LANDLORD:
VOORHEES RETIREMENT RESIDENCE LLC,
an Oregon limited liability company
By: /s/J. Justin Hutchens
J. Justin Hutchens
President
STATE OF TENNESSEE    )
)
COUNTY OF RUTHERFORD    )
Before me, Kimberly V. Ouimet, a Notary Public of said County and State, personally appeared J. Justin Hutchens, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the President of VOORHEES RETIREMENT RESIDENCE LLC, an Oregon limited liability company, , the within named bargainor, and that he as such President of the corporation, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation, and on its behalf, by himself as President of the corporation.
Witness my hand and seal, at Office in Murfreesboro, Tennessee, this 20th day of December, 2013.
/s/Kimberly V. Ouimet
Kimberly V. Ouimet
Notary Public

My Commission Expires: October 20, 2014

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